                                                                  RULE 424(b)(3)
                                                          SEC FILE NO. 333-25239


                 SMITH BARNEY DIVERSIFIED FUTURES FUND L.P. II

    SUPPLEMENT DATED FEBRUARY 1, 1998 TO THE PROSPECTUS DATED APRIL 30, 1997

                THIS DOCUMENT IS NOT VALID AFTER APRIL 30, 1998.

                               SMITH BARNEY INC.

                 SMITH BARNEY DIVERSIFIED FUTURES FUND L.P. II

    Supplement dated February 1, 1998 to the Prospectus dated April 30, 1997

     This Supplement amends and updates the Prospectus dated April 30, 1997 (the "Prospectus") for Smith Barney Diversified Futures Fund L.P. II (the "Partnership") and should be read in conjunction therewith. Headings herein correspond to headings in the Prospectus; page numbers in parentheses refer to the pages in the Prospectus.

     As of February 1, 1998, the Partnership's advisors will be JWH, Millburn, Campbell and Company, Inc. ("Campbell"), ARA and Willowbridge. The General Partner's and Advisors' performance capsules and related footnotes are included herein in their entirety.

                      FEES AND EXPENSES TO THE PARTNERSHIP

BREAK EVEN ANALYSIS (PAGE 20)

     The following table is a summary of fees and expenses expressed both as a dollar amount and as a percentage of a $1,000 investment in the Partnership. See "Fees and Expenses to the Partnership." The break-even point per Unit (that is, the trading profit the Partnership must realize during the first year of a limited partner's investment so that such investment at the end of the year is equal to its value at the beginning of the year), assuming a limited partner purchases Units at $1,000 each as of the beginning of the year and redeems its Units at the end of the first year of its investment, is 6.23%, or $62.31 per Unit (assuming the estimated Partnership size is $120,000,000) or 6.16%, or $61.61 per Unit (assuming the estimated Partnership size is $150,000,000).

Estimated Partnership Size:.....................................  $120,000,000     $150,000,000
                                                                  ------------     ------------
Selling Price per Unit(1).......................................  $   1,000.00     $   1,000.00
                                                                  ------------     ------------
Interest Income Credit(2).......................................  $     (39.20)    $     (39.20)
Brokerage Fees(3)...............................................  $      70.67     $      70.67
Trading Advisor's Management Fee(4).............................  $      26.54     $      26.54
Other Operating Expenses(5).....................................  $       4.30     $       3.60
                                                                  ------------     ------------
Amount of Trading Income Required for the Partnership's Net
  Asset Value per Unit at the End of One Year to Equal the
  Selling Price per Unit........................................  $      62.31     $      61.61
                                                                  ------------     ------------
Percentage of Initial Selling Price per Unit....................          6.23%            6.16%
                                                                          ====             ====

EXPLANATORY NOTES

(1) Investors will purchase Units at the prevailing Net Asset Value per Unit. Approximately 108,231 Units (including 964 General Partner Units) were sold as of November 30, 1997. The Net Asset Value per Unit as of November 30, 1997 was $1,064.97.

(2) The Partnership earns interest income on 80% of the average daily equity maintained in cash in the Partnership's accounts at a rate equal to the average yield on the 30-day U.S. Treasury bills issued during each month. For purposes of this analysis, the interest rate used was estimated at 3.92% of the Partnership's Net Asset Value (assuming an estimated annual interest rate of 4.9%).

(3) Brokerage fees were estimated at 6.8% (6% for brokerage fees and 0.8% for other trading-related expenses) of Net Assets. Based upon the past performance of the Partnership and the Advisors during 1997, the fee that the Partnership pays is equal to $61.00 per round turn transaction, of which $54.00 is brokerage commissions and $7.00 is other trading-related fees. In calculating the brokerage fee, Net Assets equals the equity maintained in cash at the end of the month plus unrealized gain (loss) on open positions and accrued interest income for the month.

(4) The Partnership's Advisors are paid management fees ranging from 2% to 4%. A blended rate of 2.74% of Net Assets was used for purposes of this analysis.

(5) Other operating expenses include periodic legal, accounting, filing, reporting fees and expenses of the Continuous Offering but do not include extraordinary expenses. These expenses are expected to amount to either $520,000 or $545,000, assuming either 120,000 or 150,000 Units offered hereby are sold, respectively. Assuming 120,000 Units are sold, this estimate consists of (i) $370,000 in continuous offering expenses and (ii) $150,000 in other operating expenses. Assuming 150,000 Units are sold, this estimate consists of (i) $370,000 in continuous offering expenses and (ii) $175,000 in other operating expenses.

     The Advisors will also receive an incentive fee of 20%, or 15% in the case of JWH. These amounts have not been included in the table above because they are calculated based on Trading Profits after deducting all of the Partnership's expenses.

     Initial organizational and offering expenses have been paid in full. During 1997 the Partnership incurred $620,000 in offering and other expenses, of which $500,000 was offering expenses.

                             CONFLICTS OF INTEREST

CONTROL OF OTHER ACCOUNTS BY THE ADVISORS (PAGE 24)

     In addition, JWH acts as advisor to Smith Barney Westport Futures Fund L.P.

     Campbell acts as an advisor to Smith Barney Diversified Futures Fund L.P., Smith Barney Global Markets Futures Fund L.P., SB/Michigan Futures Fund L.P. and Smith Barney Potomac Futures Fund L.P.

     Willowbridge acts as an advisor to SB/Michigan Futures Fund L.P.

                              THE GENERAL PARTNER

BACKGROUND (PAGE 26)

     The General Partner's parent, Smith Barney Holdings, Inc., has merged with Salomon Inc., to form Salomon Smith Barney Holdings, Inc.

PRINCIPALS (PAGE 27)

     In May 1997, Shelley Ullman and Maureen O'Toole each were appointed as Senior Vice President of the General Partner; Philip M. Waterman, Jr. resigned his positions as Vice Chairman and Director.

     Ms. O'Toole, age 40, is a Senior Vice President of SB (since April 1995) and responsible for international and institutional managed futures marketing and business development. Prior to joining SB in March 1993, Ms. O'Toole was the director of managed futures quantitative analysis at Rodman and Renshaw from 1989 to 1993. Ms. O'Toole began her career in the futures industry in 1981 when she joined Drexel Burnham Lambert in the research department of the Financial Futures Division. She has an MBA with a concentration in Finance from Northwestern University.

     As of November 30, 1997, the General Partner owned approximately 964 units of general partnership interest.

PERFORMANCE OF THE PARTNERSHIP (PAGE 30)

   JANUARY 17, 1996 (COMMENCEMENT OF TRADING OPERATIONS) TO NOVEMBER 30, 1997

     PERCENTAGE RATE OF RETURN (COMPUTED ON A COMPOUNDED MONTHLY BASIS)        1997      1996
-----------------------------------------------------------------------------  -----     -----
January......................................................................   2.43%     1.53%
February.....................................................................   2.95     (8.57)
March........................................................................  (2.01)     1.66
April........................................................................  (4.26)     4.41
May..........................................................................  (0.31)    (6.76)
June.........................................................................  (1.70)     4.67
July.........................................................................   5.39     (3.79)
August.......................................................................  (7.48)     0.85
September....................................................................  (0.44)     6.07
October......................................................................   0.42      8.26
November.....................................................................   0.17      5.86
December.....................................................................            (0.80)

Annual (or Period) Rate of Return............................................  (5.33)%   12.51%

Inception of Trading:                                                  January 17, 1996
Aggregate Subscriptions:                                        $114,651,000        (11/97)
Current Net Asset Value:                                        $101,891,000        (11/97)
Largest Monthly Percentage Draw-Down:                               8.57%           (2/96)
Largest Peak-to-Valley Draw-Down:                                  10.75%        (3/97-9/97*)

---------------
Notes to this table appear at page 9.
* See Note (c) on page 9 "Largest Peak-to-Valley Draw-Down"

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

     During the period from January 1, 1997 through November 30, 1997, the Partnership had realized and unrealized trading losses of $741,285 before deduction of commissions and other expenses. $5,603,628 in brokerage commissions and $3,111,018 in management fees, incentive fees, and other expenses were deducted from trading losses during this period.

     The amount of interest income earned by the Partnership depends on the average daily equity in the Partnership account and upon interest rates over which neither the Partnership nor the broker has control. During the period from January 1, 1997 through November 30, 1997, the Partnership earned $3,251,115 in interest.

     From commencement of trading through April 30, 1997, the Partnership's advisors were Chesapeake, JWH and Millburn. From May 1, 1997 through November 30, 1997, the Partnership's advisors were Chesapeake, JWH, Millburn, ARA and Willowbridge. As of November 30, 1997, the Partnership's assets were allocated among the Advisors in the following approximate percentages: JWH: 37% (19% Global Diversified Portfolio; 18% Original Investment Program); Chesapeake: 27% (14% Financials and Metals; 13% Diversified Trading Program); Millburn: 24%;
ARA: 6%; and Willowbridge: 6%.

     Chesapeake will be terminated as an Advisor to the Partnership as of January 31, 1998. The General Partner has entered into a Management Agreement on behalf of the Partnership with Campbell pursuant to which Campbell will begin managing assets of the Partnership on February 1, 1998. As of that date the General Partner expects that the Partnership's assets will be allocated among the Advisors in the following approximate percentages: JWH: 37% (20% Global Diversified Portfolio; 17% Original Investment Portfolio); Millburn: 25%;
Campbell: 24%; ARA: 6%; and Willowbridge: 8%. Future allocations to the Advisors or additional advisors will be made at the discretion of the General Partner. After February 1, 1998, the General Partner currently intends to make additional allocations of Partnership assets to advisors other than JWH.

     Updated performance of other pools operated by the General Partner appears below.

OTHER POOLS OPERATED BY THE GENERAL PARTNER (PAGE 30)

     The General Partner offers other pools whose performance may differ from the Partnership's. Differences are due to combinations of different trading advisors (and programs traded) as well as different partnership or organizational structures. Tables 1, 2 and 3 below set forth the performance of the other pools which have been operated by the General Partner during the past five years. Table 1 sets forth the performance of commodity pools currently operated by the General Partner for the period January 1992 through November 1997. Table 2 sets forth the performance of commodity pools which were previously operated by the General Partner for the period January 1992 through November 1997 and which have ceased trading operations as of November 30, 1997. Table 3 sets forth the performance of commodity pools previously operated by the General Partner for the period January 1992 through November 1997 for which the General Partner no longer acts as the pool operator as of November 30, 1997.

     Each of the funds has as its purpose to profit by speculation in commodity interests. As of November 30, 1997, the only active funds operated by the General Partner which did not have net asset values in excess of their respective initial offering amounts were: Smith Barney Newport Futures Fund L.P., Smith Barney Great Lakes Futures Fund L.P., Smith Barney Westport Futures Fund, L.P., and Smith Barney Potomac Futures Fund, L.P. This situation is attributable to the failure of the trading systems employed by the respective advisors to speculate profitably over the period tabulated. It may be noted that each of the funds has traded for two years or less and their trading programs, which should be considered long-term, may not have had a sufficient time in which to take full effect.

                                    TABLE 1
 CAPSULE PERFORMANCE OF OTHER POOLS CURRENTLY OPERATED BY SMITH BARNEY FUTURES
                                MANAGEMENT INC.
             FOR THE PERIOD JANUARY 1992 THROUGH NOVEMBER 30, 1997

                                                                                           CURRENT        LARGEST MONTHLY
                                                           INCEPTION       AGGREGATE        TOTAL        PERCENT DRAW-DOWN
                                               TYPE OF        OF         SUBSCRIPTIONS       NAV       PERCENT
               NAME OF POOL                     POOL        TRADING         $(000)         $(000)        (%)         DATE
----------------------------------------------------------------------------------------------------------------------------
 Shearson Select Advisors Futures Fund              A        Jul-87             50,507       6,181      13.69       (Jan-92)
 Hutton Investors Futures Fund II                   A        Jul-87             30,304      21,215      15.16       (Jan-92)
 Shearson Hutton Performance Partners               A        Jun-89             16,541       1,165       8.12       (Aug-97)
 Shearson Mid-West Futures Fund                     1        Dec-91             60,804      62,622      11.24       (Apr-92)
 Smith Barney International Advisors
 Currency Fund                                      A        Mar-92             32,312       3,194       7.08       (Nov-93)
----------------------------------------------------------------------------------------------------------------------------
 F-1000 Futures Fund Series VIII                  2,A        Aug-92             36,000       8,836       3.84       (Feb-96)
 F-1000 Futures Fund Series IX                    2,A        Mar-93             24,005       7,410       4.26       (Feb-96)
 Smith Barney Global Markets Futures Fund         1,A        Aug-93             20,226       8,746       9.19       (Aug-97)
 (formerly Erisa Futures Fund)
 Smith Barney Diversified Futures Fund              A        Jan-94            256,713     144,544       8.12       (Feb-96)
 F-1000 Futures Fund Michigan Series I          1,2,A        May-94             10,697      13,413       5.86       (Feb-96)
----------------------------------------------------------------------------------------------------------------------------
 Smith Barney Mid-West Futures Fund II              1        Sep-94             90,217      99,140       9.23       (May-97)
 F-1000 Futures Fund Michigan Series II         1,2,A        Jun-95             20,490      25,066       5.08       (Feb-96)
 Smith Barney Tidewater Futures Fund                1        Jul-95             15,567      11,888      18.24       (Aug-97)
 Smith Barney Principal Plus Futures Fund         2,A        Nov-95             37,507      35,585       5.94       (Feb-96)
 Smith Barney Diversified Futures Fund II           A        Jan-96            114,651     101,891       8.57       (Feb-96)
----------------------------------------------------------------------------------------------------------------------------
 SB/Michigan Futures Fund                         1,A        Jul-96             11,591      12,160       8.08       (Aug-97)
 Smith Barney Principal Plus Futures Fund
 II                                               2,A        Aug-96             22,581      22,644       5.98       (Aug-97)
 Smith Barney Newport Futures Fund                  1        Dec-96             25,097      18,035      13.27       (Aug-97)
 Smith Barney Great Lakes Futures Fund              1        Jan-97             10,102       9,639       7.62       (Aug-97)
 Smith Barney Westport Futures Fund                          Aug-97             89,338      88,504       3.43       (Aug-97)
 Smith Barney Potomac Futures Fund                  1        Oct-97              1,400       1,374       1.24       (Oct-97)
------------------------------------------------------------------------------------------------------------------------------

                                                  LARGEST PEAK-TO-VALLEY
                                                         DRAW-DOWN                          PERCENTAGE RATE OF RETURN
                                             PERCENT                                 (COMPUTED ON A COMPOUNDED MONTHLY BASIS)
               NAME OF POOL                    (%)            TIME PERIOD        1992    1993    1994    1995    1996     1997
-------------------------------------------------------------------------------------------------------------------------------
 Shearson Select Advisors Futures Fund        30.07         (Jan-92 to May-92)  (10.47)  20.62   (13.96)  26.91   21.57    9.89
 Hutton Investors Futures Fund II             27.03         (Jan-92 to May-92)    1.28   29.40    (4.66)  41.78   29.11    4.02
 Shearson Hutton Performance Partners         24.12         (Aug-93 to Jan-95)    1.23    4.38   (10.59)  18.04    2.42  (14.53)
 Shearson Mid-West Futures Fund               26.53         (Dec-91 to May-92)    4.91   39.88    (8.64)  36.24   26.76    9.78
 Smith Barney International Advisors
 Currency Fund                                24.08         (Oct-92 to Feb-96)   16.93    0.95   (10.40)  (5.04)  22.68    8.11
------------------------------------------------------------------------------------------------------------------------------
 F-1000 Futures Fund Series VIII              12.23         (Sep-93 to Oct-94)   (2.34)  18.93   (10.41)  12.69    3.96    2.76
 F-1000 Futures Fund Series IX                 8.41         (Jun-95 to Oct-95)       -    3.91    (4.13)  12.89    3.51    7.38
 Smith Barney Global Markets Futures Fund     12.08        (Dec-96 to May-97*)       -   (0.59)   (7.19)  20.91   17.70   (1.30)
 (formerly Erisa Futures Fund)
 Smith Barney Diversified Futures Fund        14.50         (Jun-95 to Oct-95)       -       -    (3.29)  12.86   14.54   (1.84)
 F-1000 Futures Fund Michigan Series I         8.80         (Jun-95 to Oct-95)       -       -     1.38   14.25    2.79    8.33
-------------------------------------------------------------------------------------------------------------------------------
 Smith Barney Mid-West Futures Fund II        15.45         (Feb-97 to May-97)       -       -    (7.54)  31.74   26.26    9.63
 F-1000 Futures Fund Michigan Series II        7.27         (Feb-96 to May-96)       -       -        -    2.25    9.49    9.24
 Smith Barney Tidewater Futures Fund          18.24        (Aug-97 to Aug-97*)       -       -        -   (1.25)   7.83   (5.20)
 Smith Barney Principal Plus Futures Fund      8.85         (Feb-96 to Aug-96)       -       -        -    5.75    4.37    7.58
 Smith Barney Diversified Futures Fund II     10.75       (Mar-97 to Sept-97*)       -       -        -       -   12.51   (5.33)
-------------------------------------------------------------------------------------------------------------------------------
 SB/Michigan Futures Fund                      8.09        (Aug-97 to Oct-97*)       -       -        -       -   18.58    1.67
 Smith Barney Principal Plus Futures Fund
 II                                            6.71       (Aug-97 to Sept-97*)       -       -        -       -   12.97    2.50
 Smith Barney Newport Futures Fund            35.73        (Mar-97 to Oct-97*)       -       -        -       -    7.34  (29.54)
 Smith Barney Great Lakes Futures Fund        11.29       (Mar-97 to Sept-97*)       -       -        -       -       -   (1.82)
 Smith Barney Westport Futures Fund            5.93       (Aug-97 to Sept-97*)       -       -        -       -       -   (3.12)
 Smith Barney Potomac Futures Fund             1.85        (Oct-97 to Nov-97*)       -       -        -       -       -   (1.85)
---------------------------------------------------------------------------------------------------------------------------------


--------------------
 Notes follow Table 3

 TYPE OF POOL LEGEND
-----------------
 1-Privately Offered
 2-Principal Protected
 3-Multi-Advisor
 A-More than one trading advisor but not a multi-advisor pool as that term is defined in Part 4 of the regulations of the CFTC.

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

           ADDITIONAL INFORMATION FOR POOLS CURRENTLY OPERATED BY THE
                    GENERAL PARTNER AS OF NOVEMBER 30, 1997

                                                                            GENERAL     GENERAL
                                            COMMENCEMENT                    PARTNER     PARTNER
                                                 OF          NUMBER OF       UNITS      INITIAL
              NAME OF POOL                    TRADING       PARTICIPANTS     OWNED     INVESTMENT
-----------------------------------------   ------------    ------------    -------    ----------
Select Advisors Futures Fund.............      Jul-87             611           34      $507,000
Hutton Investors Futures Fund II.........      Jul-87             414           44      $314,000
SLH Performance Partners Futures Fund....      Jun-89             221           24      $166,000
SLB Mid-West Futures Fund................      Dec-91             691          322      $ 25,000
Smith Barney International Advisors
  Currency Fund..........................      Mar-92             142        8,000      $144,760
F-1000 Futures Fund Series VIII..........      Aug-92             629          190      $384,000
F-1000 Futures Fund Series IX............      Mar-93             499          128      $249,000
Smith Barney Global Markets Futures
  Fund...................................      Aug-93             126          108      $ 75,000
Smith Barney Diversified Futures Fund....      Jan-94           7,001        2,049      $781,000
F-1000 Futures Fund Michigan Series I....      May-94              23          110      $110,000
Smith Barney Mid-West Futures Fund II....      Sep-94           1,058          609      $ 97,000
F-1000 Futures Fund Michigan Series II...      Jun-95               2          207      $207,000
Smith Barney Tidewater Futures Fund......      Jul-95             178          128      $ 52,000
Smith Barney Principal Plus Futures
  Fund...................................      Nov-95           1,504          376      $376,000
Smith Barney Diversified Futures Fund
  II.....................................      Jan-96           5,163          964      $ 87,000
SB/Michigan Futures Fund.................      Jul-96               3          102      $ 52,000
Smith Barney Principal Plus Futures Fund
  II.....................................      Aug-96           1,326          203      $203,000
Smith Barney Newport Futures Fund........      Dec-96             449          240      $ 44,000
Smith Barney Great Lakes Futures Fund....      Jan-97               2           99      $ 51,000
Smith Barney Westport Futures Fund.......      Aug-97           3,847          914      $405,000
Smith Barney Potomac Futures Fund........      Oct-97              39           17      $ 17,000

     IT SHOULD NOT BE ASSUMED THAT PARTICIPANTS IN THE PARTNERSHIP WILL EXPERIENCE RETURNS, IF ANY, COMPARABLE TO THOSE EXPERIENCED BY INVESTORS IN THE FUNDS. THE RESULTS SET FORTH IN THE FOLLOWING TABLES ARE NOT INDICATIVE OF, AND HAVE NO BEARING ON, ANY RESULTS THAT MAY BE OBTAINED BY THE PARTNERSHIP NOR ARE THE PAST RESULTS OF SUCH FUNDS A GUARANTEE OF THE FUTURE PERFORMANCE OF THE PARTNERSHIP. THIS IS DUE IN LARGE PART TO THE FACT THAT THE RESULTS CONTAINED IN THESE TABLES DERIVE TO AN EXTENT FROM THE UNCERTAIN NATURE AND FUNCTION OF COMMODITIES MARKETS AS WELL AS THE DIVERGENT TRADING STRATEGIES, POLICIES AND METHODS OF THE ADVISORS DIRECTING VARIOUS FUNDS.

                                     TABLE 2
  CAPSULE PERFORMANCE OF OTHER POOLS PREVIOUSLY OPERATED BY SMITH BARNEY FUTURES
                               MANAGEMENT INC.
     FOR THE PERIOD JANUARY 1992 THROUGH NOVEMBER 30, 1997 AND WHICH HAVE CEASED
                           TRADING OPERATIONS AS OF
                                NOVEMBER 30, 1997

                                                                                                          LARGEST MONTHLY
                                                                                             NAV         PERCENT DRAW-DOWN
                                                INCEPTION                  AGGREGATE       BEFORE         ---------------
                                      TYPE OF      OF       TERMINATION   SUBSCRIPTION   TERMINATION   PERCENT
            NAME OF POOL               POOL      TRADING       DATE          $(000)        $(000)        (%)         DATE
----------------------------------------------------------------------------------------------------------------------------
 Commodity Venture Fund                            Nov-80        Feb-95         15,153         1,412    14.04       (Jan-92)
 Matterhorn Commodity Partners                     Jun-81        Mar-93         15,153         1,989    23.99       (Jan-92)
 Commodity Strategy Partners                       Aug-82        Aug-91         17,794         1,750    14.32       (Apr-91)
 Matterhorn Commodity Partners II                  Apr-84        Mar-93         10,653         2,453    24.72       (Jan-92)
 Shearson Lehman Futures 1000 Fund          2      Jan-86        Feb-91         12,699        12,405      n/a          (n/a)
----------------------------------------------------------------------------------------------------------------------------
 Hutton Investors Futures Fund III          A      Apr-88        Dec-93          7,614           612    16.12       (Jan-91)
 Hutton Investors Futures Fund              A      Jan-89        May-92         47,250         1,945    18.42       (Jan-92)
 Ayco Futures Fund                          1      May-88        Jul-94          5,114           161    29.35       (Apr-94)
 F-1000 Guarantee Futures Fund II           2      Jun-88        Aug-93        101,012        33,053     3.45       (Feb-92)
 F-1000 Guarantee Futures Fund III          2      Aug-88        Aug-93         55,824        10,955     3.39       (Feb-92)
----------------------------------------------------------------------------------------------------------------------------
 Parnel Futures Fund                        1      Nov-88        Oct-94          2,885            74    19.43       (Feb-94)
 F-1000 Guarantee Futures Fund IV           2      Dec-88        Feb-94         45,692        16,389     5.93       (Jan-94)
 Mid Atlantic Futures Fund                  1      Jul-89        Mar-92          3,501         1,458    18.07       (Oct-91)
 F-1000 Futures Fund V                      2      Sep-89        Apr-92         87,546         8,253     7.92       (Jan-91)
 F-1000 Futures Fund VI                     2      May-90        May-95         32,996        21,805     9.25       (Jan-92)
----------------------------------------------------------------------------------------------------------------------------
 Peregrine Futures Fund                     A      Dec-91        Sep-95          9,767           432    16.21       (Aug-93)
 Shearson Lehman Brothers
  Erisa Futures Fund                      1,A      Jan-92        Jun-93         14,026        15,244     3.10       (Apr-92)
 Signet Partners                          1,A      Jan-93        Feb-95            522           191    11.97       (Aug-93)
 Smith Barney Offshore Futures Fund       3,A      Aug-93        Aug-94          2,704         1,945     6.50       (Jan-94)
 Monetary Venture Fund                      1      Feb-87        Apr-96          2,368           164    14.14       (Jan-92)
 Shearson Lehman Futures 1000 Plus        2,A      May-91        May-96         63,088        40,673     7.26       (Jan-92)
----------------------------------------------------------------------------------------------------------------------------

                                          LARGEST PEAK-TO-VALLEY
                                                 DRAW-DOWN
                                          -----------------------                     PERCENTAGE RATE OF RETURN
                                      PERCENT                                 (COMPUTED ON A COMPOUNDED MONTHLY BASIS)
            NAME OF POOL                (%)          TIME PERIOD         1992      1993      1994     1995     1996     1997
----------------------------------------------------------------------------------------------------------------------------
                                      <
 Commodity Venture Fund                39.53      (Jan-92 to Feb-95*)    (8.33)    (2.16)   (26.37)   (8.44)       -        -
 Matterhorn Commodity Partners         45.23      (Jul-89 to May-92*)   (31.81)     7.02         -        -        -        -
 Commodity Strategy Partners           35.49      (Jul-88 to Mar-90*)        -         -         -        -        -        -
 Matterhorn Commodity Partners II      51.59      (Jul-89 to May-92*)   (32.68)     5.19         -        -        -        -
 Shearson Lehman Futures 1000 Fund       n/a             (n/a to n/a)        -         -         -        -        -        -
----------------------------------------------------------------------------------------------------------------------------
 Hutton Investors Futures Fund III     36.54      (Feb-89 to Feb-91*)    (6.90)    (5.56)        -        -        -        -
 Hutton Investors Futures Fund         45.25      (Jul-89 to Apr-92*)   (30.73)        -         -        -        -        -
 Ayco Futures Fund                     78.99      (Jul-89 to Apr-94*)   (31.08)   (36.84)   (45.77)       -        -        -
 F-1000 Guarantee Futures Fund II       6.31       (Jan-92 to Mar-92)    (3.05)     4.79         -        -        -        -
 F-1000 Guarantee Futures Fund III      6.34       (Jan-92 to Mar-92)    (3.46)     4.15         -        -        -        -
----------------------------------------------------------------------------------------------------------------------------
 Parnel Futures Fund                   38.09      (Jan-94 to Apr-94*)    (8.32)    25.49    (28.79)       -        -        -
 F-1000 Guarantee Futures Fund IV       9.49       (Jan-92 to May-92)    (2.86)     5.81     (7.22)       -        -        -
 Mid Atlantic Futures Fund             27.34      (Apr-91 to Nov-91*)    (8.17)        -         -        -        -        -
 F-1000 Futures Fund V                 13.05      (Sep-89 to Jan-91*)    (1.15)        -         -        -        -        -
 F-1000 Futures Fund VI                17.16       (Jan-92 to May-92)     1.35     22.03     (2.43)   18.61        -        -
----------------------------------------------------------------------------------------------------------------------------
 Peregrine Futures Fund                32.42      (Jul-93 to Nov-93*)    (5.19)   (20.56)     5.91    (3.05)       -        -
 Shearson Lehman Brothers
  Erisa Futures Fund                    6.01       (Jan-92 to Apr-92)    18.42     12.68         -        -        -        -
 Signet Partners                       11.97       (Aug-93 to Aug-93)        -     29.21     53.32    (0.36)       -        -
 Smith Barney Offshore Futures Fund     6.50       (Jan-94 to Jan-94)        -      2.22      2.68        -        -        -
 Monetary Venture Fund                 37.41      (Jan-92 to Jan-95*)    (8.02)    (3.18)   (27.47)   32.05     5.76        -
 Shearson Lehman Futures 1000 Plus     11.77       (Jan-92 to May-92)     1.99     10.82     (6.41)   12.79     1.59        -
----------------------------------------------------------------------------------------------------------------------------

--------------------
 Notes follow Table 3

 TYPE OF POOL LEGEND
--------------
 1-Privately Offered
 2-Principal Protected
 3-Offshore
 4-Multi-Advisor
 A-More than one trading advisor but not a multi-advisor pool as that term is defined in Part 4 of the regulations of the CFTC.

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                    TABLE 3
 CAPSULE PERFORMANCE OF OTHER POOLS PREVIOUSLY OPERATED BY SMITH BARNEY FUTURES
                                MANAGEMENT INC.
FOR THE PERIOD JANUARY 1992 THROUGH NOVEMBER 30, 1997 AND FOR WHICH SMITH BARNEY
                           FUTURES MANAGEMENT INC. NO
         LONGER ACTS AS COMMODITY POOL OPERATOR AS OF NOVEMBER 30, 1997

                                                                                                                           LARGEST
                                                                                                                           PEAK-TO-
                                                                                                       LARGEST MONTHLY     VALLEY
                                                                                           NAV        PERCENT DRAW-DOWN    DRAW-DOWN
                                                  INCEPTION                AGGREGATE      BEFORE    --------------------   ---------
                                        TYPE OF      OF       TRANSFER   SUBSCRIPTIONS   TRANSFER   PERCENT                PERCENT
              NAME OF POOL               POOL      TRADING      DATE        $(000)        $(000)      (%)         DATE       (%)
------------------------------------------------------------------------------------------------------------------------------------
 Commodity Trend Timing Fund                         Jan-80     May-95          16,625      1,275    14.67       (Feb-94)   54.35
 Commodity Trend Timing Fund II                      Dec-82     Apr-95          34,428      1,412    14.48       (Feb-94)   54.67
 FT Tryon Futures Fund                      1,A      May-87     Jun-91          49,513     24,455     2.84       (Jan-91)    4.08
 Overlook Performance Fund                  3,A      Aug-88     May-91         252,706     86,921     1.16       (Apr-91)    1.16
 Shearson Lehman Hutton Guarantee
   Futures Fund I                           2,3      Apr-89     Jul-93          10,202      1,562     5.49       (Feb-92)   10.57
 ---------------------------------------------------------------------------------------------------------------------------------
 FT Tryon Futures Fund II                   1,A      Aug-90     May-91          60,391     58,726     2.71       (Jan-91)    4.05
 Premier Futures Limited                    3,A      Jun-91     Jul-93           9,878      6,157     7.74       (Jan-92)   14.60
 Lehman Brothers Japan Futures Fund         3,A      Feb-91     Jul-93          53,007     72,267     7.43       (Jan-92)   11.28
 New Millennium Futures Fund Limited          3      Mar-91     Jul-93          10,366      1,210     6.93       (Apr-91)   26.94
 Delafund                                     3      Jan-93     Jul-93           2,521      1,542    15.35       (May-93)   22.20
 ---------------------------------------------------------------------------------------------------------------------------------
 Harbourer Futures Fund                       3      May-93     Dec-94          25,003     12,657     5.10       (Feb-94)    5.10
 Greenbrier Futures Fund                      1      Jul-92     Dec-96          24,678     26,716    10.23       (Aug-94)   15.48
----------------------------------------------------------------------------------------------------------------------------------


                                                                                 PERCENTAGE RATE OF RETURN
                                                                          (COMPUTED ON A COMPOUNDED MONTHLY BASIS)
              NAME OF POOL                    TIME PERIOD          1992      1993      1994      1995    1996       1997
------------------------------------------------------------------------------------------------------------------------------------

 Commodity Trend Timing Fund                (Aug-93 to Feb-95*)   (14.52)    17.23    (50.55)   (5.08)       -        -
 Commodity Trend Timing Fund II             (Aug-93 to Feb-95*)   (15.03)    16.74    (50.43)   (6.86)       -        -
 FT Tryon Futures Fund                       (Jan-91 to Feb-91)        -         -         -        -        -        -
 Overlook Performance Fund                   (Apr-91 to Apr-91)        -         -         -        -        -        -
 Shearson Lehman Hutton Guarantee
   Futures Fund I                            (Jan-92 to Mar-92)    (4.23)    11.10         -        -        -        -
 -----------------------------------------------------------------------------------------------------------------------------------

 FT Tryon Futures Fund II                   (Jan-91 to Feb-91*)        -         -         -        -        -
 Premier Futures Limited                     (Jan-92 to May-92)    (4.75)    29.84         -        -        -        -
 Lehman Brothers Japan Futures Fund          (Jan-92 to Apr-92)     2.88     14.46         -        -        -        -
 New Millennium Futures Fund Limited        (Apr-91 to Mar-93*)    (9.76)     9.08         -        -        -        -
 Delafund                                   (May-93 to Jul-93*)        -    (18.12)        -        -        -        -
 -----------------------------------------------------------------------------------------------------------------------------------

 Harbourer Futures Fund                      (Feb-94 to Feb-94)        -     42.95     39.20        -        -        -
 Greenbrier Futures Fund                     (Aug-94 to Jun-95)     8.64     33.45     16.74    (1.09)   17.60        -
------------------------------------------------------------------------------------------------------------------------------------


--------------------
 Notes follow Table

 TYPE OF POOL LEGEND
--------------
 1-Privately Offered
 2-Principal Protected
 3-Offshore
 4-Multi-Advisor
 A-More than one trading advisor but not a multi-advisor pool as that term is defined in Part 4 of the regulations of the CFTC.

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

             NOTES TO TABLES 1, 2 AND 3 AND THE PARTNERSHIP'S TABLE POOLS OPERATED BY SMITH BARNEY FUTURES MANAGEMENT INC.

     (a) "Draw-Down" is defined as losses experienced by a pool over a specified period of time.

     (b) "Largest Monthly Draw-Down" is the largest monthly loss experienced by the pool in any calendar month expressed as a percentage of the total equity in the pool and includes the month and year of such draw-down.

     (c) "Largest Peak-to-Valley Draw-Down" is the greatest cumulative percentage decline in month-end net asset value (regardless of whether it is continuous) due to losses sustained by the pool during a period in which the initial month-end net asset value of such draw-down has not been equal to or greater than any subsequent month's ending net asset value and indicates the months and year(s) of such decline from the initial month-end net asset value to the lowest month-end net asset value of such decline.

     In the case where the pool is in a current draw-down, or was in a current draw-down at the termination or transfer date, the month of the lowest net asset value of such draw-down is disclosed followed by an asterisk (*).

     For purposes of the Largest Peak-to-Valley Draw-Down calculation, any peak-to-valley draw-down which began prior to the beginning of the most recent five calendar year period is deemed to have occurred during such five calendar year period.

     (d) "Annual (Year-to-Date) Rate of Return" is calculated by compounding the Monthly ROR (as described below) over the months in a given year, i.e., each Monthly ROR, in hundredths, is added to one (1) and the result is multiplied by the subsequent Monthly ROR similarly expressed. One is then subtracted from the product and the result is multiplied by one hundred (100).

     Monthly rate of return ("Monthly ROR") is calculated by dividing each month's net performance by the corresponding beginning net asset value adjusted for time-weighed additions or time-weighted withdrawals.

                             THE ADVISORS (PAGE 36)

     As of November 30, 1997, the aggregate funds under management by the Advisors were $4.7 billion (excluding notional funds) and $5.0 billion (including notional funds). The following updates the performance and other information concerning the Advisors.

JOHN W. HENRY & COMPANY, INC.

PRINCIPALS (PAGE 49)

     The following persons are no longer principals of JWH: James E. Johnson; Mary Elizabeth Hardy; Glenda G. Twist; John A.F. Ford; Jack M. Ryng and Melanie Caldwell.

     Mr. Kevin S. Koshi is now an executive vice president of JWH responsible for the implementation and oversight of the firm's proprietary strategies and investments.

     Ms. Eilene Nicoll is the vice president of trading administration and a member of the Investment Policy Committee of JWH. Prior to joining JWH in July 1997, Ms. Nicoll was a vice president beginning in January 1997 at Commercial Materials LLC, a newly organized corporation which had not yet begun operations. She was a vice president and director at West Course Capital, Inc., a CTA, from January 1994 until it dissolved in December 1996. At West Course Capital, Inc., Ms. Nicoll was responsible for operations and administration. Prior to joining West Course Capital, Inc., she was a vice president at Refco, Inc. from May 1991 to December 1993. While at Refco, she was also a principal of Nikkhah & Nicoll Asset Management Inc., a CPO. Ms. Nicoll was at Shearson Lehman Brothers from January 1987 to December 1990 as vice president-futures, and from January to May 1991 at Moore Capital Management, Inc. where she was involved in all aspects of the commodity trading advisor business, including administration, marketing and allocation of proprietary capital. Ms. Nicoll received her B.A. in psychology from Brooklyn College.

     Mr. Paul D. Braica, CPA, is the managing director of administration and a member of the Operating Committee of JWH. He is also treasurer of JWH Financial Products Inc. Since joining JWH in April 1996, Mr. Braica has held positions of increasing responsibility in internal audit, risk management and administration. Prior to joining JWH, he was employed with Ernst & Young LLP as an Auditor from December 1994 to March 1996 and as a Tax Manager from July 1986 to September 1993. From October 1993 to November 1994 he was the director of fund accounting at Organizer Systems, Inc. Mr. Braica received his B.A. in economics from Gettysburg College, his M.B.A. from Rutgers University and his M.S. in taxation from Seton Hall University.

     Mr. Kevin J. Treacy, FCA, is a vice president and a member of the Operating Committee of JWH. He is also the treasurer of JWH Asset Management Inc. Prior to joining JWH in September 1997, Mr. Treacy was the chief financial officer of Kenmar Advisory Corp. ("Kenmar"), a CPO, from August 1993 to August 1997. While at Kenmar, Mr. Treacy was also a principal of multiple Kenmar affiliates which were registered as CTAs and CPOs and an Introducing Broker. At Kenmar he was responsible for corporate finance and administration for the firm and its affiliates. Beginning in September 1986, Mr. Treacy worked for E.S. Jacobs, a corporation specializing in leveraged buyouts and venture capital investments, where he held positions of increasing responsibility, lastly as the firm's chief financial officer until July 1993. He received his Bachelor of Commerce and Masters in Accounting from University College Dublin.

     Mr. Matthew J. Driscoll is now chief trader, vice president and a member of the Investment Policy Committee of JWH responsible for the supervision and administration of all aspects of order execution strategies and implementation of trading policies and procedures.

     The following persons are each an assistant vice president of JWH: Kenneth
S. Webster, CPA, and Michael Flannery.

LEGAL AND ETHICAL CONCERNS (PAGE 54)

     The California complaints were consolidated under the caption "In re Dean Witter Managed Futures Litigation" in May 1997. The New York complaints were consolidated under the caption "In re Dean Witter Managed Futures Limited Partnerships Litigation" in July 1997.

PAST PERFORMANCE

     Table A sets forth the composite performance capsule results of all accounts traded according to the Global Diversified Portfolio of JWH for the period January 1992 through November 30, 1997.

     Table A-1 reflects the composite capsule performance results of all accounts traded according to the Original Investment Program of JWH for the period January 1992 through November 30, 1997.

     Table A-2 reflects the composite capsule performance results of all other trading programs directed by JWH during the periods indicated by the table.

     Table A-3 reflects the composite capsule performance results of all trading programs directed by JWH Investments, Inc. ("JWHII"), an affiliate of JWH, which was registered as a commodity trading advisor and an investment adviser during the periods indicated by the table. JWHII has ceased operations.

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                                    TABLE A
                         JOHN W. HENRY & COMPANY, INC.
                          GLOBAL DIVERSIFIED PORTFOLIO
                   JANUARY 1, 1992 THROUGH NOVEMBER 30, 1997

                                                             Percentage monthly rate of return
------------------------------------------------------------------------------------------------------------------
                                           1997         1996         1995         1994         1993         1992
------------------------------------------------------------------------------------------------------------------
 January..............................       1.5         (1.3)        (6.9)        (2.6)         1.7        (12.3)
 February.............................      (0.4)        (9.8)        13.5         (0.8)        16.6        (15.2)
 March................................      (1.0)         1.3          8.5          4.0          2.9          1.1
 April................................      (7.2)         7.1          7.3          0.9          6.6         (3.9)
 May..................................      (0.8)        (9.1)         1.2          7.9          1.5         (1.9)
 June.................................      (2.1)         1.7         (1.7)        10.8          1.0          6.5
 July.................................      11.5          2.2         (8.9)        (2.6)        14.3         17.4
 August...............................      (7.8)         4.5         (5.0)        (6.4)        (0.0)         6.1
 September............................      (0.2)         7.6         (5.1)         2.1         (4.2)        (5.3)
 October..............................       4.5         14.6         (2.2)        (3.6)         0.1         (1.6)
 November.............................      (0.5)         9.1          5.9          5.6          3.1         (0.2)
 December.............................       -           (1.0)        14.9         (4.1)         6.1         (0.1)

Annual (or Period) Rate of Return....      (3.8)%       26.9%        19.6%        10.1%        59.8%       (12.6)%
--------------------------------------------------------------------------------------------------------------------

                                                Compound Average Annual Rate of Return (1/1/92-11/30/97)    14.66%
---------------------------------------------------------------------------------------------------------------------
 Inception of Client Account Trading by CTA:                     October 1982
 Inception of Client Account Trading in Program:                    June 1988
 Number of Open Accounts as of November 30, 1997:                          10
 Aggregate Assets (Excluding "Notional" Equity) in all
   Programs:                                                   $2,273,240,415      (11/97)
 Aggregate Assets (Including "Notional" Equity) in all
   Programs:                                                   $2,279,014,139      (11/97)
 Aggregate Assets in Program:                                  $  169,587,498      (11/97)
 Largest Monthly Draw-Down:                                             22.2%      (2/92)
 Largest Peak-to-Valley Draw-Down:                                      31.6%    (1/92-2/92)

--------------------
Notes follow Table A-3

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                   TABLE A-1
                         JOHN W. HENRY & COMPANY, INC.
                          ORIGINAL INVESTMENT PROGRAM
                   JANUARY 1, 1992 THROUGH NOVEMBER 30, 1997

                                                                Percentage monthly rate of return
------------------------------------------------------------------------------------------------------------------
                                                 1997        1996        1995        1994        1993        1992
------------------------------------------------------------------------------------------------------------------
 January....................................      3.4         5.3         2.2        (2.9)       (0.8)       (6.1)
 February...................................      0.2        (7.4)       17.9         1.5         9.5        (8.8)
 March......................................      1.6         1.0        16.6         4.4        (3.5)        0.7
 April......................................      0.5         3.8         9.1         0.2        10.4        (0.8)
 May........................................      1.1        (6.5)       (4.4)        5.5         0.1        (4.5)
 June.......................................     (4.4)        8.0         1.7         6.6        (4.1)        8.3
 July.......................................      2.0        (4.4)       (0.0)       (7.1)       14.9         9.1
 August.....................................     (0.8)       (2.3)       (3.9)       (4.7)       (3.6)        9.1
 September..................................     (6.0)        8.2        (3.9)       (2.8)        0.6        (2.7)
 October....................................      3.6        10.4         3.3       (14.1)       (1.5)        2.2
 November...................................     (0.0)        5.2         1.1        10.2         3.5         3.6
 December...................................      -           1.1         6.8        (0.0)       11.4         2.2

 Annual (or Period) Rate of Return..........      0.8%       22.6%       53.2%       (5.7)%      40.6%       10.9%
------------------------------------------------------------------------------------------------------------------
                                               Compound Average Annual Rate of Return (1/1/92-11/30/97)     18.91%
------------------------------------------------------------------------------------------------------------------
 Inception of Client Account Trading by CTA:                       October 1982
 Inception of Client Account Trading in Program:                   October 1982
 Number of Open Accounts as of November 30, 1997:                            24
 Aggregate Assets (Excluding "Notional" Equity) in all Programs: $2,273,240,415       (11/97)
 Aggregate Assets (Including "Notional" Equity) in all Programs: $2,279,014,139       (11/97)
 Aggregate Assets (Excluding "Notional" Equity) in Program:      $  354,288,093       (11/97)
 Aggregate Assets (Including "Notional" Equity) in Program:      $  360,061,817       (11/97)
 Largest Monthly Draw-Down:                                               25.9%       (10/92)
 Largest Peak-to-Valley Draw-Down:                                        62.1%     (7/88-5/92)

--------------------
Notes follow Table A-3

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                   TABLE A-2
                     OTHER TRADING PROGRAMS DIRECTED BY JWH
             FOR THE PERIOD JANUARY 1992 THROUGH NOVEMBER 30, 1997

                                        INCEPTION       NUMBER
                                        OF CLIENT         OF        AGGREGATE ASSETS         LARGEST              LARGEST
                                        TRADING IN       OPEN          IN PROGRAM            MONTHLY           PEAK-TO-VALLEY
           NAME OF PROGRAM               PROGRAM       ACCOUNTS     NOVEMBER 30, 1997       DRAW-DOWN            DRAW-DOWN
----------------------------------------------------------------------------------------------------------------------------------
 Financial and Metals Portfolio              Oct-84            36       $1,282,714,109      27.7%  (1/92)      58.8%     1/92-5/92
 International Foreign                       Aug-86             4          $82,225,567      16.0%  (1/92)      35.9%   (9/92-1/95)
   Exchange Program
 World Financial Perspective                 Apr-87             2          $29,634,063      25.8%  (1/92)      38.4%  (1/92-10/92)
 G-7 Currency Portfolio                      Feb-91             6          $82,657,443      13.1%  (1/92)      31.4%  (10/92-1/95)
 International Currency and                  Jan-93             2          $31,397,632       7.8%  (7/94)      23.6%   (7/94-1/95)
   Bond Portfolio
 Global Financial Portfolio                  Jun-94             7         $149,173,013      19.5% (11/94)      48.9%   (7/94-1/95)
 Dollar Program                              Jul-96             2          $25,797,950       8.4%  (5/97)      11.6%   (5/97-9/97)
 Worldwide Bond Program                      Jul-96             2          $20,142,122       3.8%  (4/97)       6.2%  (12/96-5/97)
 JWH Global Analytics Family                 Jun-97             2          $45,622,925       4.5%  (8/97)       4.5%   (8/97-8/97)
   of Programs
 KT Diversified Program                      Jan-84    N/A-Closed           N/A-Closed      28.6%  (1/92)      50.8%   (7/91-3/92)
 InterRate(TM)                               Dec-88    N/A-Closed           N/A-Closed      10.2%  (9/92)      19.7% (9/92-11/93*)
 Delevered Yen Denominated                   Oct-95    N/A-Closed           N/A-Closed       3.2%  (2/96)       5.1%   (2/96-8/96)
   Financial and Metals Profile

                                                            PERCENTAGE RATE OF RETURN
                                                     (COMPUTED ON A COMPOUNDED MONTHLY BASIS)
           NAME OF PROGRAM                   1997        1996       1995       1994        1993       1992
-----------------------------------------------------------------------------------------------------------------
 Financial and Metals Portfolio              12.0        29.7       38.5       (5.3)       46.8      (10.9)
                                              (11)
                                           Months
 International Foreign                       56.8         3.7       16.9       (6.3)       (4.5)       4.5
   Exchange Program                           (11)
                                           Months
 World Financial Perspective                  4.3        40.9       32.2      (15.2)       13.7      (23.2)
                                              (11)
                                           Months
 G-7 Currency Portfolio                      20.0        14.5       32.2       (4.9)       (6.3)      14.6
                                              (11)
                                           Months
 International Currency and                  15.5        19.9       36.5       (2.3)       14.8          -
   Bond Portfolio                             (11)                                   (12 Months)
                                           Months
 Global Financial Portfolio                  (0.4)       32.4       86.2      (37.7)          -          -
                                              (11)                        (7 Months)
                                           Months
 Dollar Program                               6.9        10.6          -          -           -          -
                                              (11)  (6 Months)
                                           Months
 Worldwide Bond Program                       7.7        17.8          -          -           -          -
                                              (11)  (6 Months)
                                           Months
 JWH Global Analytics Family                 12.0           -          -          -           -          -
   of Programs                             (6 Months)
 KT Diversified Program                         -           -          -      (14.0)       20.6      (11.9)
                                                                          (2 Months)
 InterRate(TM)                                  -         5.8        5.2        3.4        (5.4)      (0.7)
                                                    (7 Months)
 Delevered Yen Denominated                      -         9.4        0.2          -           -          -
   Financial and Metals Profile                    (12 Months) (3 Months)

--------------------
Notes follow Table A-3

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                     OTHER TRADING PROGRAMS DIRECTED BY JWH
               FOR THE PERIOD JANUARY 1992 THROUGH MARCH 31, 1997

                                                         INCEPTION     NUMBER                                      LARGEST
                                                         OF CLIENT       OF       AGGREGATE      LARGEST           PEAK-TO-
                                                         TRADING IN     OPEN       ASSETS        MONTHLY            VALLEY
             NAME OF PROGRAM                              PROGRAM     ACCOUNTS   IN PROGRAM     DRAW-DOWN          DRAW-DOWN
-----------------------------------------------------------------------------------------------------------------------------------
         YEN FINANCIAL PORTFOLIO:                         JAN-92    N/A-CLOSED   N/A-CLOSED    (See Below)         (See Below)
-----------------------------------------------------------------------------------------------------------------------------------
                                            Account 1     Jan-92     N/A-Closed  N/A-Closed     14.4% (2/92)   30.5%  (4/95-7/96*)

                                            Account 2     Jan-93     N/A-Closed  N/A-Closed      6.9% (7/95)   29.0%  (4/95-7/96*)

                                            Account 3     Jan-94     N/A-Closed  N/A-Closed      6.0% (7/95)   26.6%  (4/95-7/96*)

                                            Account 4     Jun-94     N/A-Closed  N/A-Closed      6.5% (7/95)   22.3%  (4/95-7/96*)

                                            Account 5     Aug-94     N/A-Closed  N/A-Closed      7.1% (7/95)   30.4%  (4/95-7/96*)

                                            Account 6     Jan-95     N/A-Closed  N/A-Closed      7.5% (7/95)   35.5%  (4/95-7/96*)

                                            Account 7     Mar-94     N/A-Closed  N/A-Closed      6.7% (7/96)   15.9%   (2/96-7/96)

                                            Account 8     Apr-92     N/A-Closed  N/A-Closed     11.7% (5/92)   11.7%   (4/92-5/92)

                                            Account 9     Feb-92     N/A-Closed  N/A-Closed     11.5% (2/92)   11.5%   (2/92-2/92)

                                            Account 10    Mar-94     N/A-Closed  N/A-Closed      5.4% (5/94)   10.5% (4/94-12/94*)

                                            Account 11    Nov-93     N/A-Closed  N/A-Closed      9.0% (8/95)   18.8%  (4/95-8/95*)

                                            Account 12    Nov-93     N/A-Closed  N/A-Closed      6.3% (5/94)   16.5%  (4/94-1/95*)

                                            Account 13    Dec-92     N/A-Closed  N/A-Closed      4.9% (7/95)   15.8%  (12/93-1/95)

                                            Account 14    Jan-93     N/A-Closed  N/A-Closed      6.2% (7/95)   15.8% (4/95-12/95*)

                                            Account 15    Apr-93     N/A-Closed  N/A-Closed      5.8% (5/94)   19.9% (11/93-9/94*)

                                            Account 16    Jan-94     N/A-Closed  N/A-Closed      5.5% (5/94)   11.0%  (4/94-8/94*)

                                            Account 17    Dec-92     N/A-Closed  N/A-Closed      6.0% (7/95)   12.4% (4/95-10/95*)

                                            Account 18    Mar-94     N/A-Closed  N/A-Closed      6.2% (7/95)   18.5%  (4/95-4/96*)

                                            Account 19    Dec-94     N/A-Closed  N/A-Closed      6.6% (7/95)   21.1%  (4/95-4/96*)

                                            Account 20    Jun-94     N/A-Closed  N/A-Closed      5.1% (7/94)   10.4% (6/94-11/94*)

                                            Account 21    Jun-94     N/A-Closed  N/A-Closed      3.6% (7/94)    9.9%   (6/94-1/95)

                                            Account 22    Apr-94     N/A-Closed  N/A-Closed      4.7% (5/94)    7.0%  (4/94-9/94*)

                                            Account 23    Mar-94     N/A-Closed  N/A-Closed      6.3% (5/94)   11.0%  (4/94-9/94*)

                                            Account 24    Apr-94     N/A-Closed  N/A-Closed      9.1% (5/94)   12.9%  (4/94-9/94*)

                                            Account 25    Apr-93     N/A-Closed  N/A-Closed      6.1% (5/94)   17.9% (11/93-12/94*)

                                            Account 26    Sep-93     N/A-Closed  N/A-Closed      6.0% (5/94)   14.1% (4/94-12/94*)


                                                              PERCENTAGE RATE OF RETURN
                                                       (COMPUTED ON A COMPOUNDED MONTHLY BASIS)

            NAME OF PROGRAM                      1997       1996        1995        1994        1993        1992
-------------------------------------------------------------------------------------------------------------------
                                        ---------------(See Account Detail Below)----------------
        YEN FINANCIAL PORTFOLIO:
-------------------------------------------------------------------------------------------------------------------
                          Account 1             (3.3)       (8.5)        20.6      (13.0)        76.4          20.1
                                           (3 Months)                                                   (12 Months)
                          Account 2             (0.1)       (9.9)        21.0       (8.8)        71.4             -
                                           (3 Months)                                     (12 Months)
                          Account 3             (2.4)      (10.9)        22.4       (7.5)           -             -
                                           (3 Months)                         (12 Months)
                          Account 4               1.4       (0.6)        24.2       (1.6)           -             -
                                           (3 Months)                          (7 Months)
                          Account 5             (2.4)       (6.0)        21.1       (4.3)           -             -
                                           (3 Months)                          (5 Months)
                          Account 6             (3.7)      (13.5)        13.2           -           -             -
                                           (3 Months)             (12 Months)
                          Account 7               4.0         7.8        28.1      (11.2)           -             -
                                           (3 Months)                         (10 Months)
                          Account 8                 -           -           -           -        62.6         27.0
                                                                                           (9 Months)    (9 Months)
                          Account 9                 -           -           -           -           -         32.7
                                                                                                        (11 Months)
                          Account 10                -           -           -       (7.4)           -             -
                                                                              (10 Months)
                          Account 11                -           -        20.0      (13.4)         5.2             -
                                                                   (8 Months)              (2 Months)
                          Account 12                -           -       (0.6)      (15.0)         4.8             -
                                                                    (1 Month)              (2 Months)
                          Account 13                -       (4.1)        31.4      (14.1)        69.2           0.1
                                                       (3 Months)                                          (1 Month)
                          Account 14                -           -        10.9       (4.1)        43.6             -
                                                                  (12 Months)             (12 Months)
                          Account 15                -           -           -      (19.0)        25.3             -
                                                                               (9 Months)  (9 Months)
                          Account 16                -           -           -       (6.7)           -             -
                                                                               (8 Months)
                          Account 17                -         0.3        26.6       (5.1)        73.9          (1.0)
                                                        (1 Month)                                          (1 Month)
                          Account 18                -       (6.3)        18.5      (10.1)           -             -
                                                       (4 Months)             (10 Months)
                          Account 19                -       (7.8)        18.3         0.2           -             -
                                                        (4 Month)               (1 Month)
                          Account 20                -           -           -       (7.9)           -             -
                                                                               (7 Months)
                          Account 21                -           -        48.1       (6.6)           -             -
                                                                   (3 Months)  (7 Months)
                          Account 22                -           -           -       (4.6)           -             -
                                                                               (6 Months)
                          Account 23                -           -           -       (9.7)           -             -
                                                                               (7 Months)
                          Account 24                -           -           -       (9.8)           -             -
                                                                               (6 Months)
                          Account 25                -           -           -      (16.6)        26.5             -
                                                                              (12 Months)  (9 Months)
                          Account 26                -           -           -      (12.4)         3.2             -
                                                                              (12 Months)  (4 Months)

--------------------
Notes follow Table A-3

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                   TABLE A-3
                    OTHER TRADING PROGRAMS DIRECTED BY JWHII
               FOR THE PERIOD JANUARY 1992 THROUGH JULY 31, 1995

                                                               INCEPTION      NUMBER
                                                               OF CLIENT        OF                              LARGEST
                                                               TRADING IN      OPEN      AGGREGATE ASSETS       MONTHLY
                       NAME OF PROGRAM                          PROGRAM      ACCOUNTS       IN PROGRAM         DRAW-DOWN
---------------------------------------------------------------------------------------------------------------------------
 Financial and Metals Portfolio                                 Sep-91      N/A-Closed      N/A-Closed         16.6% (1/92)
 InterRate(TM)                                                  Feb-92      N/A-Closed      N/A-Closed          9.3% (9/92)

                                                                       LARGEST
                                                                      PEAK-TO-
                                                                       VALLEY                  PERCENTAGE RATE OF RETURN
                       NAME OF PROGRAM                                DRAW-DOWN          1995      1994         1993         1992
-----------------------------------------------------------------------------------------------------------------------------------
 Financial and Metals Portfolio                                34.4%  (12/91-5/92)        30.3     (0.8)         46.1         (4.0)
                                                                                     (7 Months)
 InterRate(TM)                                                 20.6% (8/92-11/93*)           -        -          (9.9)         2.8
                                                                                                           (11 Months)  (11 Months)



--------------------

Notes follow Table

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                 JWH AND JWHII

                          NOTES TO PERFORMANCE SUMMARY

                      NOTES TO TABLES A, A-1, A-2 AND A-3

     (a) "Draw-Down" is defined as losses experienced by any account in a program over a specified period of time.

     (b) "Largest Monthly Draw-Down" within the past five years is the largest monthly loss experienced by any single account in the relevant investment program in any calendar month covered by the capsule. "Loss" for these purposes is calculated on the basis of the loss experienced by the individual account, expressed as a percentage of total equity (including "notional" equity) in the account. Largest monthly draw-down information includes the month and year of such draw-down.

     (c) "Largest Peak-to-Valley Draw-Down" is the largest percentage decline by any single account in the relevant investment program (after eliminating the effect of additions and withdrawals) during the period covered by the capsule from any month-end net asset value, without such month-end net asset value being equaled or exceeded as of a subsequent month end by the individual account, expressed as a percentage of total equity (including "notional" equity) in the account. In the case where the General Partner noted that the program is in a current draw-down, or was in a current draw-down when the trading program closed, the month of the lowest net asset value of such draw-down is disclosed followed by an asterisk(*).

     (d) "Annual (or Period) Rate of Return" is calculated by compounding the Adjusted ROR (as described below) over the months in a given year, i.e., each Adjusted ROR, in hundredths, is added to one (1) and the result is multiplied by the subsequent Adjusted ROR similarly expressed. One is then subtracted from the product and the result is multiplied by one hundred (100). The Compound Average Annual Rate of Return is similarly calculated except that before subtracting one
(1) from the product, the product is exponentially changed by the factor of one
(1) divided by the number of years in the performance summary and then one (1) is subtracted. The Compound Average Annual Rate of Return appears on Tables A and A-1.

     Adjusted rate of return ("Adjusted ROR") is calculated by dividing net performance by the sum of beginning equity plus additions minus withdrawals. For such purposes, all additions and withdrawals are effectively treated as if they had been made on the first of the month even if, in fact, they occurred later, unless, beginning in 1991, they are material to the performance of a program, in which case they are time-weighted. If time weighting is materially misleading, then the Only Accounts Traded method is utilized.

ADDITIONAL NOTES TO ALL PERFORMANCE RECORDS

     An investor should note that the composite capsule performance presentations include individual accounts which, even though traded according to the same investment program, can have materially different rates of return. The reasons for this are numerous material differences among accounts: (a) procedures governing the timing for the commencement of trading and the method of moving toward full portfolio commitment for new accounts; (b) the period during which accounts are active; (c) trading size to equity ratio resulting from the procedures for the commencement of trading and appropriate means of moving toward full portfolio commitment of new accounts and capital; (d) the size of the account, which can influence the size of positions taken and restrict the account from participating in all markets available to an investment program; (e) the amount of interest income earned by an account, which will depend on the rates paid by an FCM on equity deposits and/or on the portion of an account invested in interest-bearing obligations such as U.S. Treasury bills; (f) the amount of management and incentive fees paid to JWH and the amount of brokerage commissions paid which will vary and will depend on the fees negotiated with the broker; (g) the timing of orders to open or close positions; (h) the market conditions, which in part determine the quality of trade executions; (i) trading restrictions of the client including futures versus forwards contracts and contract months; (j) variations in fill prices; and (k) the timing of additions and withdrawals. Notwithstanding these material differences among accounts, the composite remains a valid representation of the accounts included herein.

     For the purpose of determining whether there exist material differences among accounts traded pursuant to the same trading program, JWH utilizes the method described herein. The gross trading performance of each JWH investment program and each individual JWH account within the relevant program is reviewed and the following parameters established by the Division of Trading and Markets of the CFTC are calculated: (i) if the arithmetic average of two percentages is greater than 10 percentage points and the difference between the two is less than 10% of their average; (ii) if the arithmetic average of the two percentages is greater than 5 points but less than 10 points and the difference between the two is 1.5 percentage points or less; and (iii) if the arithmetic average of the two percentages is less than 5 points and the difference between the two is 1.0 percentage point or less. If one of the parameters (i) - (iii) is satisfied in the review, then the results within the designated range are deemed "materially the same" or "not materially different". The parameters (i) - (iii) determine if differences between accounts are materially different. JWH further evaluates performance on a gross trading basis for materiality in an overall context each JWH investment program and each individual JWH account within the relevant program not satisfying the above parameters whether any material differences that are detected could be misleading after review of the reasons for the differences.

     With the exception of accounts that were established at levels below JWH's current minimum account size, JWH's policy is to provide separate performance capsules when an account is consistently performing differently on a gross trading basis than the other JWH accounts traded pursuant to the same trading program and the continued inclusion of that account in the composite would create a distortion in the composite rate of return.

     During the periods covered by the following performance records, and particularly since 1989, JWH increased and decreased leverage in certain markets and entire trading programs, and also altered the composition of the markets and contracts that it traded for certain programs. In general, before 1993 JWH programs used greater leverage than they currently do. In addition, the subjective aspects listed under "The Advisor -- Trading Techniques" section have been utilized more often in recent years and therefore may have had a more pronounced effect on performance results during recent periods. The investment program used (although all accounts may be traded in accordance with the same approach, such approach may be modified periodically as a result of ongoing research and development by JWH) may have an effect on performance results. In reviewing the JWH performance records, prospective investors should bear in mind the possible effects of these variations on rates of return and the application of JWH's trading methods.

     The composite rates of return indicated should not be taken as representative of any rate of return actually achieved by any of the accounts represented in the tables. Investors are further cautioned that the data set forth in the performance tables is not indicative of any results which may be attained by JWH in the future, since past results are not necessarily indicative of future results. The following notes are an integral part of these performance summaries. JWH has decreased leverage in certain markets and entire trading programs on several occasions over the last five years. These actions have reduced the volatility of certain trading programs when compared to the volatility prior to the decreases in leverage. While historical returns represent actual performance achieved, investors should be aware that the degree of leverage currently utilized may be significantly different from that used during previous time periods.

     Prior to December 1991 for JWH and July 1992 for JWHII, performance tables are presented on a cash basis except as otherwise stated in the footnotes to the tables. The recording of items on a cash basis should not, for most months, be materially different from presenting such rates of return on an accrual basis. Any differences in the monthly rates of return between the two methods would be immaterial to the overall performance presented.

     Beginning with the change to the accrual basis of accounting for incentive fees in December 1991 for JWH and July 1992 for JWHII, the net effect to monthly net performance and the rate of return in the capsule performance records of continuing to record interest income, management fees, commissions and other expenses on a cash basis is materially equivalent to the full accrual basis. In July 1992, JWH began reflecting all items of net performance on an accrual basis for the G-7 Currency Portfolio Composite Capsule Performance Record, in January 1993 for the International Currency and Bond Portfolio Composite Capsule Performance Record, in July 1996 for the Worldwide Bond Program and Dollar Program Composite Capsule Performance Records and in June 1997 for JWH Global Analytics(TM) Family of Programs.

     Due to the commencement of trading in July 1996 of a new multi-program fund managed by JWH, JWH developed a new method for treating the accrual of incentive fees for the multi-advisor funds and multi-program accounts it manages. For these accounts, JWH agreed that it would earn incentive fees only when overall fund performance for multi-advisor funds, or overall JWH performance for multi-program accounts, as the case may be, is profitable. As applied, this new method presents incentive fees due for each program on a stand-alone basis -- in essence, to reflect the performance results that would have been experienced by an investor in that program, regardless of any external business arrangements (such as a multi-advisor structure or the use of multiple JWH programs) that might have affected actual incentive fees paid. The new method was applied initially to August 1996 performance. In that month, a one-time adjustment to performance rate of return was made to each affected program to show the impact of this adjustment from program inception through August 1996. In the case of certain programs, the adjustment had a material (i.e., greater than 10%) impact on the rate of return that otherwise would have been shown. In the case of accounts that closed before JWH received an incentive fee due to the operation of such netting arrangements, a balancing entry was made to offset the effect of incentive fee accrual on ending equity.

     Advisory fees vary among accounts managed pursuant to all programs. In addition the calculations of management and inventive fees are subject to variation due to the agreed upon definitions contained in each account's advisory agreement. Management fees range historically from 0% to 6% of assets under management; incentive fees range from 0% to 25% of profits. Such variations in advisory fees may have a material impact on the performance of an account from time to time.

     InterRate(TM) was qualitatively different from the other JWH programs with respect to: (a) fees charged; (b) length of time for which positions were held;
(c) positions taken; (d) leverage used; and (e) rate of return objectives.

ADDITIONAL FOOTNOTE TO THE GLOBAL DIVERSIFIED PORTFOLIO COMPOSITE TRACK RECORD AND JWHII INTERRATE(TM) PERFORMANCE SUMMARIES UTILIZING THE FULLY-FUNDED SUBSET METHOD (THE "SUMMARIES"):

     The level of Actual Funds in the accounts that make up the Summaries currently requires additional disclosure. Actual Funds are the amount of margin-qualifying assets on deposit. Nominal Account Size is a dollar amount which clients have agreed to in writing and which determines the level of trading in the account regardless of the amount of Actual Funds. Notional Funds are the amount by which the Nominal Account Size exceeds the amount of Actual Funds. The amount of notional equity in the accounts that compose the Summaries requires additional disclosure under current CFTC policy. The Summaries include notional equity in excess of the 10% disclosure threshold established by the CFTC and reflect the adoption of a method of presenting rate-of-return and performance disclosure authorized by the CFTC, referred to as the Fully Funded Subset method. This method permits notional and fully funded accounts to be included in a single performance record.

     To qualify for use of the Fully-Funded Subset method, the Advisory requires that certain computations be made in order to arrive at the Fully-Funded Subset, and that the accounts for which performance is so reported meet two tests which are designed to provide assurance that the Fully-Funded Subset and the resultant Adjusted Rates of Return are representative of the programs.

     These computations have been performed for the Global Diversified Portfolio from January 1, 1992 through June 30, 1996, and for JWHII InterRate(TM), from its inception to its close. They were designed to provide assurance that the performance presented in the Summaries and calculated on a Fully Funded Subset basis would be representative of such performance calculated on a basis which includes notional equity in Beginning Equity. The Adjusted Rates of Return in the Records are calculated by dividing Net Performance by the sum of Beginning Equity plus Additions minus Withdrawals. JWH and JWHII believe that this method yields substantially the same adjusted rates of return as would the Fully-Funded Subset method were there any "fully funded" accounts, and that the Adjusted Rates of Return for the Records are representative of the programs for the periods presented.

     Rates of return determined on the basis of Beginning Equity (Actual Funds) can be calculated from the Adjusted Rates of Return by dividing such Adjusted Rates of Return by a fraction, the numerator of which is

Beginning Equity (Actual Funds) and the denominator of which is Beginning Equity. Alternatively, these rates of return can be calculated by dividing Net Performance by Beginning Equity (Actual Funds). As an example, in the Global Diversified Portfolio for the month of August 1992, the Adjusted Rate of Return was 6.1 percent; an account which had 50 percent Actual Funds would have had an Adjusted Rate of Return of 12.2 percent (6.1%/50%).

ADDITIONAL NOTES FOR THE FINANCIAL AND METALS PORTFOLIO COMPOSITE PERFORMANCE SUMMARY

     In May 1992, 35 percent of the assets in the Financial Metals Portfolio were deleveraged 50 percent at the request of a client. The deleveraging materially affected the rates of return in JWH's performance records. The 1992 annual rate of return for these deleveraged accounts was negative 24.3 percent. The 1992 annual rate of return for the Financial and Metals Portfolio Composite Performance Summary was negative 10.9 percent. If these accounts had been excluded from the Financial and Metals Portfolio Composite Performance Summary, the 1992 annual rate of return would have been negative 3.9 percent. The effect of this deleveraging was eliminated in September 1992.

     Additionally, the Financial and Metals Portfolio Composite Performance Record includes the performance of several accounts that do not participate in global markets due to their smaller account equities which do not meet the minimums established for this program. Accounts not meeting such minimums can experience performance materially different than the performance of an account which meets the minimum account size. The performance of such accounts has no material effect on the overall Financial and Metals Portfolio Composite Performance Summary.

     In May 1991 and March 1992, respectively, two proprietary accounts began trading in the Financial and Metals Portfolio. Both accounts are included in the performance information from their inception until August 1995. The maximum percentage of proprietary funds during this time frame was less than 0.5% and had no material impact on the rate of return.

ADDITIONAL NOTE FOR YEN FINANCIAL PORTFOLIO COMPOSITE PERFORMANCE SUMMARIES

     The Yen Financial Portfolio closed in March 1997. This Portfolio was traded from the Japanese yen perspective. Accounts were established with either U.S. dollars or Japanese yen deposits. Accounts originally opened with U.S. dollars established additional interbank positions in Japanese yen in an effort to enable such accounts to generate returns similar to returns generated by accounts with yen-denominated balances. Over time, as profits and losses were recognized in yen-denominated Japanese markets, accounts held varying levels of U.S. dollars and Japanese yen. Additionally, the interbank position was adjusted periodically to reflect the actual portions of the account balances remaining in U.S. dollars. Because performance may have been affected by fluctuations in the dollar/yen conversion rate performance records from the perspective of both denominations are presented.

     Accordingly, as the equity mix between U.S. dollars and Japanese yen varied, performance from each perspective also varied. The performance of the Yen Financial Portfolio is presented on an individual account basis due to material differences among accounts' historical performance. Account performance varied historically due to a number of factors unique to this portfolio, including whether the portfolio was denominated in dollars or yen, the extent of hedging currency conversions, the amounts and frequency of currency conversions, and account size. Several of these factors that materially influenced performance depended on clients' specific choices that effectively resulted in customized client portfolios.

ADDITIONAL NOTE FOR GLOBAL FINANCIAL PORTFOLIO COMPOSITE PERFORMANCE SUMMARY

     Since the inception of the Global Financial Portfolio, the timing of individual account openings has had a material impact on compounded rates of return. Based on the account startup methodology used by JWH, the performance of individual accounts comprising the Global Financial Portfolio Composite Performance Summary has varied. In 1994, the two accounts that were open generated separate rates of return of -44% and -17%. For the period January 1995 through June 1995, the three open accounts achieved separate rates of return of 101%, 75% and 67%, with annual rates of return for 1995 of 122%, 92% and 78%, respectively. As of

June 1995, these accounts now maintain mature positions and are performing consistently with each other. In April 1995, JWH established a new leverage level for the Global Financial Portfolio of one-half the previous level employed.

ADDITIONAL NOTE TO THE CAPSULE PERFORMANCE OF THE ORIGINAL INVESTMENT PROGRAM, THE GLOBAL FINANCIAL PORTFOLIO, THE INTERNATIONAL CURRENCY AND BOND PORTFOLIO, THE G-7 CURRENCY PORTFOLIO, THE YEN FINANCIAL PORTFOLIO AND THE GLOBAL DIVERSIFIED PORTFOLIO

     The performance capsules for the above mentioned programs each presently include one proprietary account trading or which has been traded pursuant to an investment in a fund. These proprietary accounts have been traded in exactly the same manner that client funds would be traded, and are subject to all of the same fees and expenses that would be charged to a client investment in the fund. Therefore, there is no material impact on the rates of return presented.

                                    TABLE B
                            SUPPLEMENTAL PERFORMANCE
                         JOHN W. HENRY & COMPANY, INC.
                        PRO FORMA AND ACTUAL PERFORMANCE
                          GLOBAL DIVERSIFIED PORTFOLIO
                   JANUARY 1, 1992 THROUGH NOVEMBER 30, 1997

                                                           Percentage Monthly Rate of Return
----------------------------------------------------------------------------------------------------------------
                                       Actual Performance(i)                Pro Forma Performance(ii)
                                     ---------------------------------------------------------------------------
                                         1997         1996         1995         1994         1993         1992
----------------------------------------------------------------------------------------------------------------
 January............................      1.61        (1.36)       (7.00)       (3.10)        1.75       (12.30)
 February...........................     (0.60)       (9.81)       13.14        (1.40)       16.27       (14.79)
 March..............................     (1.51)        0.71         8.51         4.62         2.60         0.76
 April..............................     (7.80)        5.87         7.12         0.80         6.51        (3.98)
 May................................     (1.11)      (10.21)        1.00         7.55         1.27        (2.01)
 June...............................     (2.20)        1.32        (1.77)       10.30         1.21         6.93
 July...............................     11.39         2.34        (8.90)       (2.57)       13.70        18.16
 August.............................     (8.10)        4.27        (4.93)       (6.28)       (0.08)        5.37
 September..........................     (0.47)        7.05        (5.16)        1.81        (4.10)       (5.06)
 October............................      4.47        14.26        (2.18)       (3.70)       (0.22)       (1.69)
 November...........................     (0.49)        9.19         5.80         5.33         3.45        (0.56)
 December...........................      -           (0.35)       14.35        (4.15)        5.78        (0.37)
 Annual (or Period) Rate of
   Return...........................     (6.05%)      22.55%       17.95%        8.03%       57.64%      (12.78%)
----------------------------------------------------------------------------------------------------------------
                                              Compound Average Annual Rate of Return (1/1/92-11/30/97)    12.59%
----------------------------------------------------------------------------------------------------------------

 Largest Monthly Draw-Down:
    Past Five Years and Year-to-Date                              14.79%       (2/92)
    For the Period February 1996 through November 1997            10.21%       (5/96)
 Largest Peak-to-Valley Draw-Down:
    Past Five Years and Year-to-Date                              29.15%    (1/92-5/92)
    For the Period February 1996 through November 1997            13.66%    (2/96-5/96)

 (i) Represents the actual performance of this portfolio as traded for the Partnership for the period February 1996 (the first full month of trading) through November 30, 1997. The actual partial month performance for January 1996 was 1.52%.

(ii) Represents pro forma performance based upon the advisor's composite performance. See Notes to Table B.

--------------------

Notes appear at page 46.

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                   TABLE B-1
                            SUPPLEMENTAL PERFORMANCE
                         JOHN W. HENRY & COMPANY, INC.
                        PRO FORMA AND ACTUAL PERFORMANCE
                          ORIGINAL INVESTMENT PROGRAM
                   JANUARY 1, 1992 THROUGH NOVEMBER 30, 1997

                                                             Percentage Monthly Rate of Return
----------------------------------------------------------------------------------------------------------
                                         Actual Performance(i)                Pro Forma Performance(ii)
                                       --------------------------------------------------------------------
                                           1997         1996         1995         1994         1993         1992
----------------------------------------------------------------------------------------------------------
 January..............................      3.37         4.75         2.36        (3.69)       (1.11)       (6.09)
 February.............................     (0.51)       (6.22)       16.73         1.58         8.72        (8.98)
 March................................      1.68         0.53        15.40         4.07        (3.53)        2.56
 April................................      0.44         3.20         8.22         0.41         8.83        (0.83)
 May..................................      0.26        (7.26)       (4.52)        5.52         0.02        (4.61)
 June.................................     (4.45)        7.99         1.41         7.18        (3.47)        8.49
 July.................................      1.22        (5.09)       (0.25)       (7.13)       13.34         8.43
 August...............................     (0.97)       (2.99)       (4.23)       (5.16)       (3.90)        8.25
 September............................     (6.04)        8.55        (4.14)       (3.19)        0.38        (2.81)
 October..............................      3.64         9.84         3.11       (13.76)       (1.89)        1.70
 November.............................     (0.20)        4.84         1.10        10.10         3.05         2.82
 December.............................      -            1.33         6.99        (0.39)       10.18         1.60
 Annual (or Period) Rate of Return....     (1.98%)      19.03%       47.57%       (6.76%)      32.73%        9.04%
----------------------------------------------------------------------------------------------------------------
                                                 Compound Average Annual Rate of Return (1/1/92-11/30/97)   15.31%
----------------------------------------------------------------------------------------------------------------
     Largest Monthly Draw-Down:
     Past Five Years and Year-to-Date                           13.76%      (10/94)
     For the Period February 1996 through November 1997          7.26%      (5/96)
     Largest Peak-to-Valley Draw-Down:
     Past Five Years and Year-to-Date                           26.46%   (7/94-10/94)
     For the Period February 1996 through November 1997         10.29%    (2/96-8/96)

 (i) Represents the actual performance of this portfolio as traded for the Partnership for the period February 1996 (the first full month of trading) through November 30, 1997. The actual partial month performance for January 1996 was .94%.

(ii) Represents pro forma performance based upon the advisor's composite performance. See Notes to Table B.

--------------------
Notes appear at page 46.

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

MILLBURN RIDGEFIELD CORPORATION

DIVERSIFIED PORTFOLIO (PAGE 71)

     Millburn trades a broadly diversified portfolio of approximately fifty markets in the following six sectors: currencies, precious and industrial metals, debt instruments, stock indices, agricultural commodities and energy. The following table depicts the respective approximate market sector weightings of the World Resource version of the Original and World Resource versions of the Diversified Portfolio as of November 1997:

                               CURRENCIES AND FINANCIALS                              NON-FINANCIALS
                     ---------------------------------------------     -------------------------------------------
                                    INTEREST      STOCK
                     CURRENCIES      RATES       INDICES     TOTAL     ENERGY     AGRICULTURAL     METALS     TOTAL
                     ----------     --------     -------     -----     ------     ------------     ------     -----
Original...........      41%           20%          10%        71%       10%           11%            8%        29%
World Resource.....      20%           20%          12%        52%       18%           18%           12%        48%

PAST PERFORMANCE

     Table A represents the composite performance record of Millburn's World Resource version of the Diversified Portfolio for the period September 1995 through November 1997.

     Table A-1 represents the composite performance record of Millburn's Diversified Portfolio for the period January 1992 through November 1997.

     Table A-2 represents the composite capsule performance results of all other trading programs directed by Millburn for the time periods indicated.

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                    TABLE A
                        MILLBURN RIDGEFIELD CORPORATION
              WORLD RESOURCE VERSION OF THE DIVERSIFIED PORTFOLIO
                  SEPTEMBER 1, 1995 THROUGH NOVEMBER 30, 1997

                                                                            Percentage Monthly Rate of Return
----------------------------------------------------------------------------------------------------------

                                                                            1997          1996          1995
-------------------------------------------------------------------------------------------------------------
 January..............................................................        4.39         (0.52)         -
 February.............................................................        7.51        (12.20)         -
 March................................................................       (4.43)         3.18          -
 April................................................................       (4.78)         2.87          -
 May..................................................................        3.24         (8.29)         -
 June.................................................................       (1.72)         7.15          -
 July.................................................................        3.02         (0.61)         -
 August...............................................................      (10.96)         1.53          -
 September............................................................        0.90          3.97         (6.62)
 October..............................................................        0.50          8.15         (1.92)
 November.............................................................       (0.93)         4.21          0.93
 December.............................................................        -             0.57         16.05
 Annual (or Period) Rate of Return....................................        4.51%         8.33%         7.28%
----------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

 Inception of Client Account Trading by CTA:                     February 1971
 Inception of Client Account Trading in Program:                September 1995
 Number of Open Accounts as of November 30, 1997:                           10
 Aggregate Assets in all Programs:                                $742,999,489        (11/97)
 Aggregate Assets in Programs:                                    $148,840,806        (11/97)
 Largest Monthly Draw-Down:                                             12.28%        (2/96)
 Largest Peak-to-Valley Draw-Down:                                      15.26%      (2/97-8/97)

--------------------
Notes follow Table A-2

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                   TABLE A-1
                        MILLBURN RIDGEFIELD CORPORATION
                        DIVERSIFIED PORTFOLIO COMPOSITE
                   JANUARY 1, 1992 THROUGH NOVEMBER 30, 1997

                                                                  Percentage Monthly Rate of Return
--------------------------------------------------------------------------------------------------------------
                                                  1997       1996       1995       1994       1993       1992
--------------------------------------------------------------------------------------------------------------
 January.........................................    8.14       7.43      (3.09)     (7.56)     (2.69)     (8.53)
 February........................................    5.72     (11.05)      6.81      (1.47)      5.78      (1.34)
 March...........................................   (2.83)      0.80      16.85       7.67      (0.70)     (0.72)
 April...........................................   (3.01)      5.72       4.64      (2.27)      5.76      (0.73)
 May.............................................    1.50      (6.72)     (1.10)      4.63      (1.79)      0.90
 June............................................    0.52       3.91       0.99       5.80      (2.54)     14.25
 July............................................    8.15       1.37      (2.48)     (3.00)      5.11       8.87
 August..........................................   (8.52)     (1.88)      1.43      (5.26)     (8.06)      7.56
 September.......................................    1.20       2.79      (1.84)      3.68       1.09      (0.19)
 October.........................................   (2.22)     10.64       0.06       3.02      (0.70)     (3.95)
 November........................................   (0.32)      3.96       0.20       4.76       1.33       2.66
 December........................................    -          1.08       7.92       2.46       9.02      (0.73)
 Annual (or Period) Rate of Return...............    7.28%     17.33%     32.82%     11.78%     10.90%     17.31%
-----------------------------------------------------------------------------------------------------------------
                                                   Compound Average Annual Rate of Return (1/1/92-11/30/97 16.20%
-----------------------------------------------------------------------------------------------------------------



 Inception of Client Account Trading by CTA:                        February 1971
 Inception of Client Account Trading in Program:                    February 1971
 Number of Open Accounts as of November 30, 1997:                               9
 Aggregate Assets in all Programs:                                   $742,999,489        (11/97)
 Aggregate Assets in Program:                                        $317,953,263        (11/97)
 Largest Monthly Draw-Down:                                                11.50%        (2/96)
 Largest Peak-to-Valley Draw-Down:                                         12.93%      (1/96-5/96)

--------------------
Notes follow Table A-2

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                   TABLE A-2
                        MILLBURN RIDGEFIELD CORPORATION
                  OTHER TRADING PROGRAMS DIRECTED BY MILLBURN
             FOR THE PERIOD JANUARY 1992 THROUGH NOVEMBER 30, 1997





                             INCEPTION       NUMBER
                             OF CLIENT         OF        AGGREGATE ASSETS         LARGEST              LARGEST
                             TRADING IN       OPEN          IN PROGRAM            MONTHLY           PEAK-TO-VALLEY
      NAME OF PROGRAM         PROGRAM       ACCOUNTS     NOVEMBER 30, 1997       DRAW-DOWN            DRAW-DOWN
---------------------------------------------------------------------------------------------------------------------
 Global Program-Normal         Nov-89          5           $152,645,335        10.54% (1/94)     13.74%   (6/94-1/95)
 Leverage

 Global Program-High           Jul-93          1            $33,789,724        13.23% (1/94)     20.05%   (6/94-1/95)
 Leverage

 Currency Program-Normal       Nov-89          11           $73,908,053        12.03% (8/93)     33.06%   (9/92-1/95)
 Leverage

 Currency Program-High         Jul-93          1            $14,037,554        13.10% (8/93)     29.75%   (7/93-1/95)
 Leverage

 Grain                         Mar-97          1            $1,824,754         7.89% (5/97)       12.85%   4/97-9/97


                                PERCENTAGE RATE OF RETURN (COMPUTED ON A COMPOUNDED MONTHLY BASIS)
      NAME OF PROGRAM             1997           1996        1995       1994       1993        1992
-------------------------------------------------------------------------------------------------------------------------
 Global Program-Normal           11.85          11.38       25.76      (5.24)        9.10       9.66
   Leverage                    (11 Months)
 Global Program-High              9.62          11.15       32.15      (9.03)        9.34          -
   Leverage                    (11 Months)                                        (6 Months)
 Currency Program-Normal         19.47          11.29       18.88      (7.90)      (13.00)     12.47
   Leverage                    (11 Months)
 Currency Program-High           24.13          16.36       25.15     (21.29)      (11.10)         -
   Leverage                    (11 Months)                                        (6 Months)
 Grain                           (3.87)             -           -          -            -          -
                                (9 Months)

--------------------
Notes follow Table

        PAST PERFORMANCE IS NOT NESSARILY INDICATIVE OF FUTURE RESULTS

                                    MILLBURN

                         NOTES TO TABLES A, A1 AND A-2

     (a) "Draw-Down" is defined as losses experienced by a program over a specified period of time.

     (b) "Largest Monthly Draw-Down" is the largest monthly loss experienced by any account in the program in any calendar month expressed as a percentage of the total equity in the program and includes the month and year of such draw-down.

     (c) "Largest Peak-to-Valley Draw-Down" is the greatest cumulative percentage decline in month-end net asset value (regardless of whether it is continuous) due to losses sustained by any account in the trading program during a period in which the initial month-end net asset value of such peak-to-valley draw-down has not been equaled or exceeded by any subsequent month's ending net asset value. The month(s) and year(s) of such decline from the initial month-end net asset value to the lowest month-end net asset value are indicated. In the case where the program is in a current draw-down, or was in a draw-down when the trading program closed, the month of the lowest net asset value of such draw-down is disclosed followed by an asterisk (*).

     For purposes of the Largest Peak-to-Valley draw-down calculation, any draw-down which began prior to the beginning of the most recent five calendar-year period is deemed to have occurred during such five calendar-year period.

     (d) "Annual (or Period) Rate of Return" is calculated by compounding the Monthly ROR (as described below) over the months in a given year, i.e., each Monthly ROR, in hundredths, is added to one (1) and the result is multiplied by the subsequent Monthly ROR similarly expressed. One is then subtracted from the product and the result is multiplied by one hundred (100).

     Monthly rate of return ("Monthly ROR") is calculated by dividing net profit
(loss) for the month by that month's starting equity. If there were additions or withdrawals during a month which, when included in the starting equity figure used to calculate Monthly ROR, increased or decreased the Monthly ROR by 10% or more from the Monthly ROR calculated without including the additions or withdrawals in starting equity, Monthly ROR was calculated by dividing net profit (loss) by starting equity plus additions, minus withdrawals.

                                    TABLE B
                            SUPPLEMENTAL PERFORMANCE
                        MILLBURN RIDGEFIELD CORPORATION
                        PRO FORMA AND ACTUAL PERFORMANCE
                             DIVERSIFIED PORTFOLIO
              WORLD RESOURCE VERSION OF THE DIVERSIFIED PORTFOLIO
                   JANUARY 1, 1992 THROUGH NOVEMBER 30, 1997

                                                             Percentage Monthly Rate of Return
-----------------------------------------------------------------------------------------------------------------------
                                         Actual Performance(i)                Pro Forma Performance(ii)
                                       --------------------------------------------------------------------------------
                                           1997         1996         1995         1994         1993         1992
-----------------------------------------------------------------------------------------------------------------------
 January.............................       3.37        (0.91)       (3.41)       (8.13)       (3.03)       (8.82)
 February............................       6.34       (12.05)        6.17        (2.15)        5.54        (1.74)
 March...............................      (4.12)        4.30        14.34         7.20        (1.27)       (1.15)
 April...............................      (5.26)        2.16         3.83        (2.65)        5.42        (1.13)
 May.................................       4.15        (8.13)       (1.23)        4.45        (2.02)        0.34
 June................................      (1.85)        6.52         0.58         5.20        (3.04)       14.07
 July................................       2.78        (1.14)       (3.21)       (3.66)        5.05         7.82
 August..............................     (10.25)        1.29         1.25        (5.79)       (9.04)        6.45
 September...........................       0.66         3.51        (6.82)        3.24         0.76        (0.40)
 October.............................       0.04         7.43        (2.42)        2.73        (0.95)       (4.64)
 November............................      (1.12)        3.77         1.24         5.12         1.17         2.64
 December............................       -            0.56        15.81         1.86         9.39        (1.17)

 Annual (or Period) Rate of Return...      (6.25)%       5.59%       26.36%        6.25%        6.80%       10.83%
------------------------------------------------------------------------------------------------------------------
                                                 Compound Average Annual Rate of Return(1/1/92-11/30/97)     7.96%
------------------------------------------------------------------------------------------------------------------
 Largest Monthly Draw-Down:
  Past Five Years and Year-to-Date                                       12.05%       (2/96)
  For the Period February 1996 through November 1997                     12.05%       (2/96)
 Largest Peak-to-Valley Draw-Down:
  Past Five Years and Year-to-Date                                       14.71%    (3/97-11/97*)
  For the Period February 1996 through November 1997                     14.71%    (3/97-11/97*)

 (i) Represents the actual performance of this portfolio as traded for the Partnership for the period February 1996 (the first full month of trading) through November 30, 1997. The actual partial month performance for January 1996 was 1.80%.

(ii) Represents pro forma performance based upon the advisor's composite performance. See Notes to Table B. For the period January 1992 through August 1995, the pro forma performance was based upon the composite performance of Millburn's Diversified Portfolio. For the period September 1995 through January 1996, pro forma performance was based upon the composite performance of Millburn's World Resource Version of the Diversified Portfolio.

--------------------
Notes appear at page 46.

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

CAMPBELL & COMPANY INC.

BACKGROUND

     Campbell & Company, Inc. ("Campbell") is a Maryland corporation organized in April 1978 as a successor to a partnership originally formed in January 1974. Its offices are located at 210 West Pennsylvania Avenue, Suite 770, Baltimore, Maryland 21204, and its main telephone number is 410-296-3301. Campbell has been registered with the Commodity Futures Trading Commission ("CFTC") as a Commodity Trading Advisor since May 1978 and a Commodity Pool Operator since September 1982, and is a member of the National Futures Association ("NFA") in such capacities.

PRINCIPALS

     Below is biographical information on the principals of Campbell in alphabetical order.

     Richard M. Bell, 45, began his employment with Campbell in May 1990 and serves as a Senior Vice President -- Trading. His duties include managing daily trade execution for the assets under Campbell's management. From September 1986 through May 1990, Mr. Bell was the managing general partner of several partnerships registered as broker-dealers involved in market making on the floor of the Philadelphia Stock Exchange ("PHLX") and Philadelphia Board of Trade ("PBOT"). From July 1975 through September 1986 Mr. Bell was a stockholder and executive vice-president of Tague Securities, Inc., a registered broker-dealer. Mr. Bell owns a PHLX seat and a Philadelphia Currency Participation, which are leased out. Mr. Bell graduated from Lehigh University with a B.S. in Finance.

     D. Keith Campbell, 55, has served as the Chairman of the Board of Directors of Campbell since it began operations, was President until January 1, 1994 and Chief Executive Officer until January 1, 1998. Mr. Campbell is the sole voting stockholder. From 1971 through June 1978 he was a registered representative of a futures commission merchant. Mr. Campbell has acted as a commodity trading advisor since January 1972 when, as general partner of the Campbell Fund, a limited partnership engaged in commodity futures trading, he assumed sole responsibility for trading decisions made on behalf of the Fund. Since then he has applied various technical trading models to numerous discretionary commodity trading accounts. Mr. Campbell is registered with the CFTC and NFA as a commodity pool operator and is registered as an Associated Person of Campbell.

     William C. Clarke, III, 46, joined Campbell in June 1977. He is an Executive Vice President and a Director of Campbell. Mr. Clarke holds a B.S. in Finance from Lehigh University where he graduated in 1973. Mr. Clarke currently oversees all aspects of research which involves the development of proprietary trading models and portfolio management methods. Mr. Clarke is registered as an Associated Person of Campbell.

     Bruce L. Cleland, 50, joined Campbell in January 1993. Mr. Cleland serves as President, Chief Executive Officer and a Director of Campbell. Prior to 1994, he was Executive Vice President. From May 1986 through December 1992, Mr. Cleland had served in various principal roles with the following firms: president, F&G Management, Inc., a commodity trading advisor; president, Institutional Brokerage Corp., a floor broker; president, Institutional Advisory Corp., a commodity trading advisor and commodity pool operator; president, Hewlett Trading Corporation, a commodity pool operator; principal of Institutional Energy Corporation, an introducing broker. In March 1973, Mr. Cleland was employed in London by Rudolf Wolff & Company, a founding member of the London Metal Exchange. In July 1978, Mr. Cleland moved to New York to work with Rudolf Wolff Futures Inc., a futures commission merchant, where he served as president from January 1982 until April 1986. Mr. Cleland graduated in 1969 from Victoria University in Wellington, New Zealand where he received a Bachelor of Commerce and Administration degree. Mr. Cleland is registered as an Associated Person and is a Director of Campbell.

     Xiaohua Hu, 34, serves as a Vice President -- Research. He has been employed by Campbell since 1994 in the Research Department, where he has a major role in the ongoing research and development of Campbell's trading systems. From 1992 to 1994 he was employed in Japan by Line System as a software engineer, where he participated in the research and development of computer software, including programs for production systems control and software development. Mr. Hu received his B.A. in Manufacturing Engineering from Changsha University of Technology in China in 1982. He went on to receive an M.A. and Ph.D. in Systems and Information Engineering from the Toyohashi University of Technology, in Japan, in 1987 and 1992 respectively, During his studies at Toyohasi, Xiaohua was also a Visiting Researcher in Computer Science and Operations Research and published several research papers.

     Phil Lindner, 43, serves as Vice President -- Information Technology. He has been employed by Campbell since October 1994, became the IT Director in March 1996, and Vice President in January 1998. He oversees Campbell's computer and telecommunications systems, including a staff of programmers that program proprietary applications for Campbell's Trading, Fund Administration, and Accounting functions, and provide complete computer systems support to all Campbell employees. Prior to joining Campbell, Mr. Lindner worked as a programmer and manager for Amtote, a provider of race-track computer systems.

     James M. Little, 51, joined Campbell in April 1990 and serves as Executive Vice President -- Marketing and as a Director of Campbell. Mr. Little holds a B.S. in Economics and Psychology from Purdue University. From March 1989 through April 1990 Mr. Little was a registered representative of A.G. Edwards & Sons, Inc. From January 1984 through March 1989 he was the chief executive officer of James Little & Associates, Inc., a registered introducing broker, commodity pool operator and registered broker-dealer. Mr. Little has extensive experience in the futures industry having worked in the areas of hedging, floor trading and managed futures. He is the co-author of The Handbook of Financial Futures, and is a frequent contributor to investment industry publications. Mr. Little is registered as an Associated Person of Campbell.

     Theresa D. Livesey, 34, joined Campbell in 1991 and serves as the Chief Financial Officer, Secretary, Treasurer, and a Director of Campbell. In addition to her role as CFO, Ms. Livesey also oversees administration and compliance at Campbell. From December 1987 to June 1991 she was employed by Bank Maryland Corp, a publicly held company. When she left she was vice president and chief financial officer. Prior to that time, she worked with Ernst & Young. Ms. Livesey is a C.P.A. and has a B.S. in Accounting from the University of Delaware.

     Todd Miller, 35, serves as a Vice President -- Research. He has been employed by Campbell since 1994 in the Research Department, where he has a major role in the ongoing research and development of Campbell's trading systems. From 1993 to 1994, Mr. Miller was an assistant professor in the department of Computer Information Science at the University of Florida, where he taught classes in object-oriented programming, numerical analysis and programming in C, C++ and LISP. Mr. Miller holds a variety of degrees from the University of Florida, beginning with an Associates degree in architecture. He followed that in 1986 with a B.A. in Business with a concentration in computer science. In 1988 he received his M.A. in Engineering with a concentration in artificial intelligence. He completed his education in 1993 with a Ph.D. in Engineering with a concentration in computer simulation.

     Albert Nigrin, 36, serves as a Vice President -- Research. He has been employed by Campbell since 1995 in the Research Department, where he has a major role in the ongoing research and development of Campbell's trading systems. From 1991-1995 Mr. Nigrin was an assistant professor in the department of Computer Science and Information Systems at American University in Washington D.C., where he taught classes in artificial intelligence, computer programming and algorithms to both graduate and undergraduate students. While teaching, he also wrote and published a book with MIT Press, Neural Networks for Pattern Recognition. Mr. Nigrin received a B.A. in Electrical Engineering in 1984 from Drexel University. He than proceeded directly to a Ph.D. program and received his degree in Computer Science in 1990 from Duke University, where his doctoral studies concentrated in the areas of artificial intelligence and neural networks.

     Markus Rutishauser, 36, serves as Vice President -- Trading, and has been employed by Campbell & Company since October 1993, with responsibility for day-to-day foreign exchange trading. Prior to joining Campbell, Mr. Rutishauser worked two years at Maryland National Bank in Baltimore as an Assistant Vice President in Foreign Exchange trading. Prior to that he was employed by Union Bank of Switzerland, spending four years in their Zurich office and another four years in their New York office, in the Foreign Exchange

Department. Mr. Rutishauser graduated from the University of Fairfield with a degree in Finance. He subsequently completed his MBA at the University of Baltimore in January 1996.

     David M. Salmon, 56, is a Director of Campbell. Since January 1976 Mr. Salmon has participated actively as a consultant in the development and implementation of research and trading software at Campbell. Prior to his work with Campbell, Mr. Salmon worked in the field of systems development and optimization with Systems Control, Inc. and Stanford Research Institute. Mr. Salmon holds a B.S.E.E. from the University of Auckland, New Zealand, an M.S.E.E. from Northeastern University and a Ph.D. in Electrical Engineering from the University of Illinois, Urbana.

     C. Douglas York, 39, has been employed by Campbell since November 1992. He is a Senior Vice President -- Trading for Campbell. His duties include managing daily trade execution for foreign exchange markets and forward contracts on precious metals and energy markets. Prior to joining Campbell, Mr. York was the Global Foreign Exchange Manager for Black & Decker. He holds a B.A. in Government from Franklin and Marshall College. Mr. York is registered as an Associated Person of Campbell.

     Principals of Campbell may trade futures interests for their own accounts. In addition, Campbell manages proprietary accounts for its deferred compensation plan and a principal. The Advisor and its principals reserve the right to trade for their own accounts. There are no written procedures for proprietary trading. Trading records for all proprietary trading are available for review by clients upon reasonable notice.

TRADING STRATEGY

     Campbell currently offers seven distinct trading portfolios, including the Global Diversified Large Portfolio, the Global Diversified Small Portfolio, the Financial, Metals and Energy Small Portfolio, the Financial, Metals and Energy Large Portfolio, the Foreign Exchange Portfolio, the Interest Rates, Stock Indices and Commodities Portfolio and the Ark Portfolio. The General Partner and Campbell have agreed that Campbell will initially trade on behalf of the Partnership utilizing only the Financial, Metal and Energy Large Portfolio.

     Campbell renders trading decisions for all its Portfolios based on proprietary technical trend-following models. These models are designed to follow intermediate to long-term price trends and also utilize quantitative portfolio management analysis. The principal objective of the models is to profit from major and sustained price trends. The basic concepts on which they are built were developed through research efforts in 1976 and 1980. Since that time, Campbell's models have continued to evolve as ongoing research and increased computing power have expanded its ability to analyze price and market parameters.

     Campbell has two main trend-following trading models. The differences between the two models are primarily in their sensitivity to price action. One model, for example, may assume positions relatively quickly and place comparatively close stop-loss orders on market entry while the other model may tend to assume positions less quickly and consolidate profits, where available, more slowly than the first model. Furthermore, each model may vary as to the time or price at which the transaction determined by it is signaled. For example, one model may attempt a transaction at any time during the day that a price objective is reached, and the other may attempt a transaction at the opening of the market or at the close of trading on the same day. On occasion one of the models may trigger a long position signal in one delivery month while the other model recommends a short position in another delivery month of the same futures, forward or options contract. It is unlikely that both positions would prove profitable, and in retrospect one or both trades will appear to have been unnecessary. On occasion, the models might temporarily recommend opposing positions in the same delivery month of the same futures, forward or options contract, in which case the recommendations would cancel each other out, and a neutral position would be assumed. It is Campbell's policy to follow trades signaled by each model independent of what the other model may be recommending. Campbell believes that utilizing more than one trading model on the same account offers diversification, and is most beneficial when numerous contracts of each commodity are traded.

     Over the past several years, Campbell's research has resulted in several models changes and portfolio enhancements that have increased the quality of returns (i.e., decreased variability or volatility of performance, while still maintaining attractive returns).

     First, a number of additional markets were added. Most of these were foreign markets with low correlation to the existing markets traded, thus overall diversity of the portfolios was increased. Additional markets may again be added in the future. Some markets may also be deleted from time to time if their performance does not meet expectations.

     Second, an additional set of parameters was added to each trading model, as it was found that using several different parameter sets to measure market movement also increased diversity and smoothed the volatility of performance. This improved quality of performance allowed for an increase in leverage, without an increase in volatility.

     Third, a "risk reduction" method was added to our models to analyze market volatility and make adjustments to market positions. Over the course of a long-term trend, there are times when the risk (volatility) of the market is not justified by the potential reward. Risk reduction assesses the risk/reward ratio of the trend, and if this ratio becomes imbalanced, the model is signaled to exit the trade, prior to the end of the trend. While there is some risk to this method (for example, being out of the market during a significant, fast moving trend), research indicates that it has also added to the smoothing of performance.

     A third trading model is also used for certain markets which appear to respond well to both trend-following and contra-trend following techniques.

     All of the trading models are applied continuously to various Campbell portfolios. Campbell may in the future develop additional trading models and modify models currently in use and, in all likelihood, will employ such models for all accounts in the Company's portfolios.

     Campbell employs a capital management strategy, the purpose of which is to determine periods of high and low risk, on a market-by-market basis. When, in the opinion of Campbell such points are reached, positions may be reduced or increased, so that portfolio risk is decreased or increased, respectively. It is possible, however that the benefit of having increased or decreased portfolio risk will not be realized. For example, if a point of high risk is reached and portfolio risk is decreased by a reduction in certain positions, and the markets continue to produce profits before the portfolio assets can be redeployed in additional market positions, the return will be less than it otherwise would have been had the account been more fully invested. Campbell may, from time to time, increase or decrease the number of contracts held based on increases or decreases in an account, changes in internal market conditions, perceived changes in individual markets or portfolio-wide risk factors, or other factors which Campbell deems relevant.

     Campbell trades futures and option contracts on all of the major U.S. futures exchanges, futures contracts on certain foreign futures exchanges, and some forward contracts in the over-the-counter market in currencies, metals and energy. Campbell has not previously traded in foreign options on futures but may do so in the future. Campbell may also engage in "exchange for physicals" (or "EFPs"). An EFP is a transaction that is executed off-exchange, on the over-the-counter market, that is subsequently converted into an equivalent number of futures contracts on a futures exchange.

FINANCIAL, METALS & ENERGY LARGE PORTFOLIO

     The Financial, Metals & Energy Large Portfolio trades in foreign currencies (including forward contracts in the cash markets), precious and base metals, energy products, stock market indices and interest rates. The data in the composite table does not reflect the performance of any one account. An individual account may have realized more or less favorable results than the composite indicates.

PERFORMANCE OF CAMPBELL & COMPANY, INC.

     Table A reflects the composite capsule performance results of all accounts traded according to the Financial, Metals & Energy Large Portfolio of Campbell for the period January 1992 through November 1997.

     Table A-1 reflects the composite capsule performance results of all other trading programs directed by Campbell for the time periods indicated on the table.

                                    TABLE A
                            CAMPBELL & COMPANY, INC.
                   FINANCIAL, METALS & ENERGY LARGE PORTFOLIO
                     JANUARY 1992 THROUGH NOVEMBER 30, 1997

                                                          Percentage Monthly Rate of Return
----------------------------------------------------------------------------------------------------------

                                          1997        1996        1995        1994        1993        1992
----------------------------------------------------------------------------------------------------------
 January...............................     5.26       5.46       (4.53)       (4.67)     (0.71)      (5.54)
 February..............................     2.26      (5.63)       5.85        (6.81)     13.74       (3.58)
 March.................................    (2.08)      5.62        9.58         7.00      (5.79)       1.05
 April.................................    (3.84)      3.49        2.08        (1.77)      2.99       (2.78)
 May...................................    (1.84)     (1.71)       0.88        (2.78)      2.81        1.14
 June..................................     2.23       1.29       (0.90)        5.25       2.55       10.66
 July..................................     9.27       0.01       (4.05)       (4.36)      5.55       10.40
 August................................    (5.14)      1.78        5.83        (3.79)     (4.33)       4.99
 September.............................     4.23       2.47       (3.47)        6.91      (4.83)      (2.17)
 October...............................     2.39      12.06        1.20         0.36      (6.19)      (4.67)
 November..............................     0.57      12.22       (0.24)       (7.02)      0.59        6.26
 December..............................        -      (4.29)       6.82        (5.07)     (0.08)      (1.36)

 Annual (or Period) Rate of Return.....    13.15%     35.96%      19.46%      (16.74)%     4.68%      13.47%
----------------------------------------------------------------------------------------------------------------

              Compound Average Annual Rate of Return (1/92-11/30/97)      10.63%
--------------------------------------------------------------------------------

 Inception of Trading by CTA:                                     January 1972
 Inception of Trading in Program:                                   April 1983
 Number of Open Accounts as of November 30, 1997:                            5
 Aggregate Assets (Excluding "Notional" Equity) in all
 Programs:                                                        $828,315,970     (11/97)
 Aggregate Assets (Including "Notional" Equity) in all
 Programs:                                                        $856,316,499     (11/97)
 Aggregate Assets (Excluding "Notional" Equity) in Program:       $704,188,221     (11/97)
 Aggregate Assets (Including "Notional" Equity) in Program:       $722,493,221     (11/97)
 Largest Monthly Draw-Down:                                              7.02%     (11/94)
 Largest Peak-to-Valley Draw-Down:                                      31.75%   (7/93-1/95)

--------------------
Notes follow Table A-1

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                   TABLE A-1
          OTHER TRADING PROGRAMS DIRECTED BY CAMPBELL & COMPANY, INC.
             FOR THE PERIOD JANUARY 1992 THROUGH NOVEMBER 30, 1997

                                                                              AGGREGATE ASSETS   AGGREGATE ASSETS
                                                       INCEPTION    NUMBER       IN PROGRAM         IN PROGRAM
                                                          OF          OF        NOVEMBER 1997      NOVEMBER 1997         LARGEST
                                                        TRADING      OPEN        (EXCLUDING         (INCLUDING           MONTHLY
                 NAME OF PROGRAM                        PROGRAM    ACCOUNTS       NOTIONAL)          NOTIONAL)          DRAW-DOWN
-----------------------------------------------------------------------------------------------------------------------------------
Global Diversified Large
  Portfolio...........................................  Feb-86        1          $48,151,729        $48,151,729       8.45% (2/94)
Global Diversified Small
  Portfolio...........................................  Jun-97        10         $ 9,629,333        $10,199,333       5.75% (8/97)
Financial, Metals & Energy Small
  Portfolio...........................................  Feb-95        43         $47,559,568        $50,774,059       5.78% (9/95)
Foreign Exchange Portfolio............................  Nov-90        2          $ 7,886,487        $13,747,525      11.66% (11/94)
Interest Rates, Stock Indices and
  Commodities ("ISC") Portfolio.......................  Feb-96        1          $ 9,572,932        $ 9,572,932       6.73% (12/96)
The Ark Portfolio.....................................  Sep-96        5          $ 1,327,700        $ 1,377,700       3.99% (4/97)
Diversified Portfolio.................................  Jan-72    N/A-Closed      N/A-Closed         N/A-Closed      10.44% (2/94)
Global Financial Portfolio............................  Dec-93    N/A-Closed      N/A-Closed         N/A-Closed       5.24% (2/94)

                                           LARGEST
                                          PEAK-TO-                          PERCENTAGE RATE OF RETURN
                                           VALLEY                   (COMPUTED ON A COMPOUNDED MONTHLY BASIS)
                                          DRAW-DOWN            1997        1996         1995        1994       1993      1992
-------------------------------------------------------------------------------------------------------------------------------
 Global Diversified Large
   Portfolio........................ 26.05%  (7/93-2/94)         9.91        26.78        6.52       9.61       2.39      7.68
                                                           (11 Months)
 Global Diversified Small
   Portfolio........................  5.75%  (8/97-8/97)         7.85           --          --         --         --        --
                                                            (6 Months)
 Financial, Metals & Energy Small
   Portfolio........................  7.61%  (2/97-5/97)        11.28        37.83       20.34         --         --        --
                                                           (11 Months)              (11 Months)
 Foreign Exchange Portfolio......... 44.73%  (7/93-1/95)        17.32        43.04       26.36     (21.19)     (8.49)    17.67
                                                           (11 Months)
 Interest Rates, Stock Indices and
   Commodities ("ISC") Portfolio....  9.94% (12/96-4/97)        10.57        25.73          --         --         --        --
                                                           (11 Months)  (11 Months)
 The Ark Portfolio..................  4.48%  (2/97-4/97)        16.74        19.94          --         --         --        --
                                                           (11 Months)   (4 Months)
 Diversified Portfolio.............. 32.10% (7/93-2/94*)          --            --       (4.21)      8.52      (5.86)    (1.80)
                                                                                      (1 Month)
 Global Financial Portfolio......... 19.20% (12/93-1/95*)         --            --        9.30     (13.16)     (2.64)       --
                                                                                     (3 Months)             (1 Month)

       ---------------------------
       Notes follow Table

           PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                    CAMPBELL

                           NOTES TO TABLES A AND A-1

     For the Global Diversified Small Portfolio, the Diversified Portfolio, the Financial, Metals and Energy Small Portfolio, the Ark Portfolio and the Foreign Exchange Portfolio Campbell has adopted the "Fully Funded Subset" method of computing rate of return and performance disclosure, referred to as the "Fully Funded Subset" method, pursuant to an Advisory (the "Fully Funded Subset Advisory") published by the CFTC. The Fully Funded Subset refers to that subset of accounts included in the applicable composite which is funded entirely by actual funds (as defined in the Advisory).

     To qualify for the use of the Fully Funded Subset method, the Fully Funded Subset Advisory requires that certain computations be made in order to arrive at the Fully Funded Subset and that the accounts for which performance is so reported meet two tests which are designed to provide assurance that the Fully Funded Subset and the resultant rates of return are representative of the trading program. Campbell has performed these tests for periods subsequent to June 30, 1993 for the Diversified Portfolio and Foreign Exchange Portfolio. The same calculations have been performed for the Financial, Metals and Energy Small Portfolio, the Ark Portfolio and the Global Diversified Small Portfolio which commenced trading in February 1995, September 1996 and June 1997, respectively. However, for Portfolios trading prior to the aforementioned dates, due to cost considerations, the Fully Funded Subset Method has not been used. Instead, the rates of return reported are based on a computation which uses the Nominal Account Sizes of all of the accounts included in composites calculated in accordance with the Only Accounts Traded Method ("OAT") as described in Note
(d). Campbell believes that this method yields substantially the same rates of return as would the Fully-Funded Subset Method.

     (a) "Draw-Down" is defined as losses experienced by an account over a specified period of time.

     (b) "Largest Monthly Drawn-Down" is the largest monthly loss experienced by the portfolio on a composite basis in any calendar month expressed as a percentage of the total equity in the portfolio and includes the month and year of such draw-down. A small number of accounts in the portfolio composites have experienced monthly drawdowns which are materially larger than the largest composite monthly drawdown. These variances result from such factors as small account size (i.e., accounts with net assets of less than the $500,000 prescribed portfolio minimum, which therefore trade fewer contracts than the standard portfolio), intra-month account opening or closing, significant intra-month additions or withdrawals, trading commissions in excess of the stated average and investment restrictions imposed by the client.

     (c) "Largest Peak-to-Valley Drawn-Down" is the largest cumulative loss experienced by the portfolio on a composite basis in any consecutive monthly period on a compounded basis and includes the time frame of such drawdown. A small number of accounts in the portfolio composites have experienced peak-to-valley drawdowns which are materially larger than the largest composite peak-to-valley drawdown. These variances result from such factors as small account size (i.e., accounts with net assets of less than the $500,000 prescribed portfolio minimum, which therefore trade fewer contracts than the standard portfolio), intra-month account opening or closing, significant intra-month additions or withdrawals, trading commissions in excess of the stated average and investment restrictions imposed by the client. In the case where a trading program is in a current draw-down or was in a drawn-down when it closed, the month of the lowest net asset value of such draw-down is disclosed followed by an asterisk(*).

     For purposes of the Largest Peak-to-Valley Drawn-Down calculation, any draw-down which began prior to the beginning of the five most recent calendar year period is deemed to have occurred during such five calendar year period.

     (d) "Annual (or Period) Rate of Return" is calculated by compounding the Monthly ROR (as described below) over the months in a given year, i.e., each Monthly ROR, in hundredths, is added to one (1) and the result is multiplied by the subsequent Monthly ROR similarly expressed. One is then subtracted from the product and the result is multiplied by one hundred (100). The Compound Average Annual Rate of Return is similarly calculated except that before subtracting one
(1) from the product, the product is
exponentially changed by the factor of one (1) divided by the number of years in the performance summary and then one (1) is subtracted. The Compound Average Annual Rate of Return appears in Table A.

     Monthly Rate of Return (Monthly ROR) for the Global Diversified Large Portfolio, the Financial, Metals & Energy Large Portfolio, the Interest Rate, Stock Indices and Commodities Portfolio and the Global Financial Portfolio is calculated by dividing the net profit or loss by the assets at the beginning of such period. Additions and withdrawals occurring during the period are included as an addition to or deduction from beginning net assets in the calculations of Monthly ROR, except for accounts which close on the last day of a period in which case the withdrawal is not subtracted from beginning net assets for purposes of this calculation. Beginning in January 1987, Monthly ROR is calculated using the OAT method of computation. This computation method is one of the methods approved by the CFTC to reduce the distortion caused by significant additions or withdrawals of capital during a month. The records of many of the accounts in the tables prior to 1987 do not document the exact day within a month that accounts were opened or closed. Accordingly, there is insufficient data to calculate Monthly ROR during such periods using the OAT method. Campbell & Company has no reason to believe that the pre-1987 annual rates of return would be materially different if the OAT method were used to calculate such returns. The OAT method excludes from the calculation of rate of return those accounts which had material intra-month additions or withdrawals and accounts which were open for only part of the month. In this way, the composite rate of return is based on only those accounts whose Monthly ROR is not distorted by intra-month changes.

     In this Monthly ROR calculation, accounts are excluded from both net performance and beginning equity if their inclusion would materially distort the Monthly ROR. The excluded accounts include (1) accounts for which there has been a material addition or withdrawal during the month, (2) accounts which were open for only part of the month or (3) accounts which had no open positions during the month due to the intention of permanently closing the account. Such accounts were not charged with material nonrecurring costs during the month.

     Monthly ROR for each month subsequent to June 1993 (Diversified Portfolio and Foreign Exchange Portfolio) and January 1995 (Financial, Metal and Energy Small Portfolio) is calculated by dividing net performance of the Fully Funded Subset by the beginning equity of the Fully Funded Subset, except in periods of significant additions to or withdrawals from the accounts which are in the Fully Funded Subset. In such instances, the Fully Funded Subset is adjusted to exclude accounts with significant additions or withdrawals which would materially distort the rate of return calculated pursuant to the Fully Funded Subset method.

ADDITIONAL FOOTNOTE FOR THE GLOBAL DIVERSIFIED PORTFOLIO AND DIVERSIFIED
PORTFOLIO

     As of February 1, 1995, all accounts in the Diversified Portfolio transferred to the Global Diversified Portfolio. The Diversified Portfolio is no longer offered as a trading program.

     Currently, two versions of the Global Diversified Portfolio are offered: the Global Diversified Large Portfolio ("GD Large") and the Global Diversified Small Portfolio ("GD Small"). The GD Large Portfolio is appropriate for accounts greater than $10 million in size. Accounts in this portfolio trade certain contracts in the cash markets which do not have futures equivalents. Prior to June 1997, all Global Diversified accounts were traded in the GD Large Portfolio. The GD Small Portfolio began in June 1997, when accounts smaller than $10 million were transferred from the GD Large Portfolio to the GD Small Portfolio.

ADDITIONAL FOOTNOTE FOR THE FINANCIAL, METALS & ENERGY LARGE PORTFOLIO AND THE FINANCIAL, METALS & ENERGY SMALL PORTFOLIO

     Currently, two versions of the Financial, Metals & Energy Portfolio are offered: the Financial, Metals & Energy Large Portfolio ("FME Large"), and the Financial, Metals & Energy Small Portfolio ("FME Small"). The FME Large Portfolio is appropriate for accounts greater than $10 million in size. Accounts in this portfolio trade certain contracts in the cash markets which do not have futures equivalents. Prior to February 1995, all Financial, Metals & Energy accounts were traded together in the FME Large Portfolio. The FME Small Portfolio began in February 1995, when accounts smaller than $10 million were transferred from the FME Large to the FME Small Portfolio.

                                    TABLE B
                            CAMPBELL & COMPANY, INC.
                             PRO FORMA PERFORMANCE
                   FINANCIAL, METALS & ENERGY LARGE PORTFOLIO
                     JANUARY 1992 THROUGH NOVEMBER 30, 1997

                                                          Percentage Monthly Rate of Return
----------------------------------------------------------------------------------------------------------

                                          1997        1996        1995        1994        1993        1992
----------------------------------------------------------------------------------------------------------
 January...............................     5.03       4.63       (4.90)       (5.16)     (1.31)      (6.18)
 February..............................     1.71      (6.52)       4.78        (7.17)     12.41       (4.08)
 March.................................    (2.43)      4.98        8.80         6.55      (5.35)       0.54
 April.................................    (4.18)      2.84        1.42        (2.42)      2.23       (3.32)
 May...................................    (2.51)     (2.37)       0.14        (3.21)      2.11        0.59
 June..................................     1.57       0.65       (1.63)        4.80       2.36       10.28
 July..................................     8.78      (0.64)      (4.74)       (4.84)      4.57        9.25
 August................................    (6.12)      1.14        5.09        (3.89)     (4.40)       4.08
 September.............................     4.12       1.86       (4.13)        6.38      (5.44)      (2.12)
 October...............................     1.77      12.79        0.43        (0.14)     (6.67)      (5.28)
 November..............................     0.10      13.08       (0.92)       (7.36)      0.12        5.83
 December..............................        -      (5.01)       6.07        (5.60)     (0.58)      (2.69)

 Annual (or Period) Rate of Return.....    7.12%     28.68%       9.72%       (21.11)%    (1.47)%     5.35%
-------------------------------------------------------------------------------------------------------------

                                         Compound Average Annual Rate of Return (1/1/92-11/30/97)     3.68%
-------------------------------------------------------------------------------------------------------------
 Largest Monthly Draw-Down:                                      7.36%        (11/94)
 Largest Peak-to-Valley Draw-Down:                               36.99%     (8/93-1/95)

--------------------
Notes appear at page 46.

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                        ARA PORTFOLIO MANAGEMENT COMPANY

PAST PERFORMANCE

     Table A represents the composite performance record of ARA's Gamma Program for the period June 1992 through November 1997.

     Table A-1 represents the composite capsule performance results of all other trading programs directed by ARA for the time periods indicated.

                                    TABLE A
                    ARA PORTFOLIO MANAGEMENT COMPANY, L.L.C.
                               ARA GAMMA PROGRAM
                     JUNE 8, 1992 THROUGH NOVEMBER 30, 1997

                                                                 Percentage Monthly Rate of Return
----------------------------------------------------------------------------------------------------------
                                                    1997       1996       1995       1994       1993       1992
----------------------------------------------------------------------------------------------------------
 January........................................     5.88      (5.54)      0.07       1.24       0.05       -
 February.......................................    10.85     (13.28)      6.08      (2.16)      9.05       -
 March..........................................     6.53       5.47       5.09       3.41       0.51       -
 April..........................................    (0.73)     14.75      (5.25)      2.83       8.56       -
 May............................................    (0.44)     (9.56)     (4.42)     13.54      (1.41)      -
 June...........................................    (5.02)      5.95      (0.30)     11.90       3.58      11.69
 July...........................................    (2.90)      0.89      (6.83)     (1.92)      3.18       4.51
 August.........................................    (0.52)      0.67      (0.37)     (8.34)     (5.63)      3.85
 September......................................    (6.48)      4.07      (4.19)     (3.05)     (4.43)     (1.84)
 October........................................    (3.14)      8.61       3.55       1.33       0.30      (2.05)
 November.......................................     1.30      (5.48)      2.69      14.48       6.71       8.37
 December.......................................     -         (0.42)     10.32       2.00       6.98       0.76

 Annual (or Period) Rate of Return..............     4.03%      2.65%      5.09%     38.01%     29.54%     27.27%
------------------------------------------------------------------------------------------------------------------
                                                 Compound Average Annual Rate of Return (6/8/92-11/30/97)  18.58%
------------------------------------------------------------------------------------------------------------------

R>

 Inception of Trading by CTA:                                     June 8, 1992
 Inception of Trading in Program:                                 June 8, 1992
 Number of Open Accounts as of November 30, 1997:                           15
 Aggregate Assets in all Programs:                                $176,174,478     (11/97)
 Aggregate Assets in Program:                                     $145,335,992     (11/97)

 Largest Monthly Draw-Down:                                             14.46%     (2/96)
 Largest Peak-to-Valley Draw-Down:                                      30.32%   (4/95-2/96)

--------------------
Notes follow Table A-1

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                   TABLE A-1
  OTHER TRADING PROGRAMS DIRECTED BY ARA PORTFOLIO MANAGEMENT COMPANY, L.L.C.
             FOR THE PERIOD FEBRUARY 1993 THROUGH NOVEMBER 30, 1997

                                                       INCEPTION    NUMBER    AGGREGATE ASSETS
                                                          OF          OF         IN PROGRAM          LARGEST
                                                        TRADING      OPEN       NOVEMBER 30,         MONTHLY
                   NAME OF PROGRAM                      PROGRAM    ACCOUNTS         1997            DRAW-DOWN
----------------------------------------------------------------------------------------------------------------
 ARA Alpha Program                                      Feb-93         2       $30,838,486          6.69% (2/96)

                                           LARGEST
                                          PEAK-TO-                 PERCENTAGE RATE OF RETURN
                                           VALLEY           (COMPUTED ON A COMPOUNDED MONTHLY BASIS)
                   NAME OF PROGRAM        DRAW-DOWN             1997          1996       1995      1994       1993
----------------------------------------------------------------------------------------------------------------
 ARA Alpha Program                       9.62%   (4/95-2/96)          4.7       7.8        8.9      24.1          13.9
                                                                (11 Months)                                  (11 Months)

--------------------

Notes follow Table

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                    ARA PORTFOLIO MANAGEMENT COMPANY, L.L.C.
                           NOTES TO TABLES A AND A-1

     (a) "Draw Down" is defined as losses experienced by a program over a specified period of time.

     (b) "Largest Monthly Draw-Down" is the largest monthly loss experienced by any account in the program in any calendar month expressed as a percentage of the total equity in the program and includes the month and year of such draw-down.

     (c) "Largest Peak-to-Valley Draw-Down" is the greatest cumulative percentage decline in month-end net asset value (regardless of whether it is continuous) due to losses sustained by any account in the trading program during a period in which the initial month-end net asset value of such draw-down is not equaled or exceeded by any subsequent month-end net asset value. The months and year(s) of such decline from the initial month-end net asset value to the lowest month-end net asset value are indicated. In the case where the trading program is in a current draw-down, or was in a current draw-down when the trading program closed, the month of the lowest net asset value of such draw-down is disclosed followed by an asterisk (*).

     For purposes of the Largest Peak-to-Valley draw-down calculation, any draw-down which began prior to the beginning of the most recent five calendar-year period is deemed to have occurred during such five calendar-year period.

     (d) "Annual (or Period) Rate of Return" is calculated by compounding the Monthly ROR (as described below) over the months in a given year, i.e., each Monthly ROR, in hundredths, is added to one (1) and the result is multiplied by the subsequent Monthly ROR similarly expressed. One is then subtracted from the product and the result is multiplied by one hundred (100). The compound Average Annual Rate of Return is similarly calculated except that before subtracting one
(1) from the product, the product is exponentially changed by the factor of one
(1) divided by the number of years in the performance summary and then one (1) is subtracted. The Compound Average Annual Rate of Return appears on Table A.

     Monthly rate of return ("Monthly ROR") is calculated by dividing net performance by the beginning equity adjusted for all time-weighted deposits less all time-weighted withdrawals during the period.

                                    TABLE B
                            SUPPLEMENTAL PERFORMANCE
                        ARA PORTFOLIO MANAGEMENT COMPANY
                        PRO FORMA AND ACTUAL PERFORMANCE
                               ARA GAMMA PROGRAM
                     JUNE 8, 1992 THROUGH NOVEMBER 30, 1997

                                                             Percentage Monthly Rate of Return
-----------------------------------------------------------------------------------------------------------------------
                                          Actual                              Pro Forma Performance(ii)
                                       Performance(i)
                                       --------------------------------------------------------------------------------
                                           1997         1996         1995         1994         1993         1992
-----------------------------------------------------------------------------------------------------------------------
 January..............................      6.88        (5.45)        0.11         1.08        (0.07)        -
 February.............................     11.14       (13.51)        6.06        (2.54)        9.87         -
 March................................      6.78         5.19         5.10         3.82         0.43         -
 April................................     (1.19)       14.76        (5.39)        3.56         9.35         -
 May..................................     (0.72)       (9.93)       (4.55)       13.84        (2.14)        -
 June.................................     (6.52)        5.92        (0.38)       12.87         3.74        13.28
 July.................................     (3.06)        0.73        (7.68)       (2.87)        3.35         4.57
 August...............................     (1.39)        0.62        (0.45)       (8.46)       (6.93)        3.95
 September............................     (6.63)        4.55        (4.30)       (3.23)       (4.30)       (2.52)
 October..............................     (2.76)        8.49         3.80         1.47        (0.28)       (2.90)
 November.............................      1.28        (5.94)        2.65        15.11         6.63         9.16
 December.............................      -           (0.60)       10.65         1.98         7.42         0.47

 Annual (or Period) Rate of Return....      2.24%        1.23%        4.10%       39.48%       28.70%       27.83%
------------------------------------------------------------------------------------------------------------------
                                               Compound Average Annual Rate of Return (6/8/92-11/30/97)     17.89%
------------------------------------------------------------------------------------------------------------------
     Largest Monthly Draw-Down:
       Past Five Years and Year-to-Date                         13.51%      (2/96)
     For the Period May 1997 through November 1997               6.63%      (9/97)
     Largest Peak-to-Valley Draw-Down:
       Past Five Years and Year-to-Date                         23.71%    (4/95-2/96)
       For the Period May 1997 through November 1997            19.45%   (5/97-10/97*)

 (i) Represents the actual performance of this Portfolio as traded for the Partnership for the period May 1997 (when ARA began trading for the Partnership) through November 30, 1997.

(ii) Represents pro forma performance based upon the advisor's composite performance. See Notes to Table B.

--------------------
Notes appear at page 46

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                          WILLOWBRIDGE ASSOCIATES INC.

WILLOWBRIDGE'S SYSTEMS, APPROACHES AND PROGRAMS (PAGE 86)

     In connection with Willowbridge, the term "trading system" refers to a computerized technical, systematic trading program of Willowbridge, the term "trading approach" refers to a discretionary trading program of Willowbridge, and the term "trading strategy" refers to either a trading system or a trading approach. Willowbridge's trading strategies are available only through one of its four "investment programs". An investment program consists of one or more trading strategies or a combination thereof. For purposes of the past performance presentation herein, each of the terms "trading system", "trading approach", "trading strategy" and "investment program" means a "trading program" as defined in Part 4 of the regulations of the CFTC.

PAST PERFORMANCE

     Table A sets forth the composite capsule performance record of all accounts traded according to the Argo Trading System of Willowbridge for the period January 1992 through November 1997.

     Table A-1 represents the composite capsule performance results of all other trading systems, approaches and programs directed by Willowbridge during the periods indicated.

                                    TABLE A
                          WILLOWBRIDGE ASSOCIATES INC.
                              ARGO TRADING SYSTEM
                   JANUARY 1, 1992 THROUGH NOVEMBER 30, 1997

                                                             Percentage Monthly Rate of Return
---------------------------------------------------------------------------------------------------------------------
                                         1997         1996          1995          1994          1993          1992
---------------------------------------------------------------------------------------------------------------------
 January...........................       7.92          2.61         (4.49)        (9.14)        (9.01)        (7.71)
 February..........................       9.06        (16.70)        11.13         (6.86)        18.66         (2.15)
 March.............................       0.98          7.30         18.39          6.58          0.37         (4.85)
 April.............................       0.29         17.39          8.94         (2.31)         3.99         (0.31)
 May...............................      (4.84)        (8.52)         5.00         16.12          1.34         (0.40)
 June..............................      (1.28)        (0.80)        (2.47)        11.47          5.04          5.69
 July..............................       8.83        (14.84)        (0.72)         3.23          3.15         20.04
 August............................     (12.63)         3.16          1.58         (2.83)        (6.83)        13.84
 September.........................      (4.81)         2.93         (2.05)         2.20         (8.42)        (6.24)
 October...........................      (1.82)        12.24          4.36          1.42         (3.75)        (2.55)
 November..........................       4.35         20.33          2.19          1.74          4.99          6.53
 December..........................       -            (5.75)         8.02         (0.32)         9.77          1.79

 Annual (or Period) Rate of               3.83%        12.46%        59.52%        20.28%        17.10%        22.09%
  Return...........................
-----------------------------------------------------------------------------------------------------------------------
                                                      Compound Average Annual Rate of Return (1/1/92-11/30/97) 21.74%
-----------------------------------------------------------------------------------------------------------------------


 Inception of Client Account Trading by CTA:                       August 1988
 Inception of Client Account Trading in Program:                   August 1988
 Number of Open Accounts as of November 30, 1997:                           56
 Aggregate Assets (Excluding "Notional" Equity) in all
 Programs:                                                        $707,241,708        (11/97)
 Aggregate Assets (Including "Notional" Equity) in all
 Programs:                                                        $934,197,300        (11/97)
 Aggregate Assets (Excluding "Notional" Equity) in Program:       $179,159,958        (11/97)
 Aggregate Assets (Including "Notional" Equity) in Program:       $216,776,089        (11/97)
 Largest Monthly Draw-Down:                                             20.49%        (2/96)
 Largest Peak-to-Valley Draw-Down:                                      31.13%      (5/96-7/96)

--------------------
Notes follow Table A-1

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                   TABLE A-1
        OTHER TRADING PROGRAMS DIRECTED BY WILLOWBRIDGE ASSOCIATES INC.
             FOR THE PERIOD JANUARY 1992 THROUGH NOVEMBER 30, 1997

                                                            AGGREGATE ASSETS   AGGREGATE ASSETS
                                    INCEPTION     NUMBER       IN PROGRAM         IN PROGRAM
                                    OF CLIENT       OF      NOVEMBER 30, 1997  NOVEMBER 30, 1997      LARGEST
                                    TRADING IN     OPEN        (EXCLUDING         (INCLUDING          MONTHLY
          NAME OF PROGRAM            PROGRAM     ACCOUNTS    NOTIONAL FUNDS)    NOTIONAL FUNDS)      DRAW-DOWN
-----------------------------------------------------------------------------------------------------------------
Vulcan Trading System..............   Aug-88        25        $  37,443,203      $  54,177,702     19.39% (2/96)
Titan Trading System...............   Aug-88        10        $  16,022,218      $  30,596,005     15.02% (2/94)
Rex Trading System.................   Aug-88        1         $      89,928      $   1,489,110     25.19% (2/96)
Siren Trading System...............   Jan-91        12        $  23,612,673      $  48,636,475     12.39% (8/93)
XLIM Trading Approach..............   Aug-88        39        $ 345,158,963      $ 411,393,780     10.73% (8/97)
MTECH Trading Approach.............   Jan-91        7         $  34,229,015      $  61,061,748     12.44% (2/96)
CFM Trading Program................   Jan-93        4         $  21,060,598      $  26,533,950     18.08% (2/94)
Currency Trading Program...........   May-91        2         $   7,998,413      $  12,998,413     10.31% (8/93)
Primary Trading Program............   Jan-93        16        $  42,466,739      $  70,534,028     17.06% (2/96)
Atlas Trading System...............   Nov-89    N/A-Closed       N/A-Closed         N/A-Closed     16.57% (1/92)

                                           LARGEST
                                           PEAK-TO-                         PERCENTAGE RATE OF RETURN
                                            VALLEY                    (COMPUTED ON A COMPOUNDED MONTHLY BASIS)
          NAME OF PROGRAM                 DRAW-DOWN            1997       1996      1995       1994      1993      1992
------------------------------------------------------------------------------------------------------------------------
Vulcan Trading System..............   19.03%   (1/92-6/92)       15.21    12.96    57.62      14.67    33.97      19.30
                                                            (11 Months)
Titan Trading System...............   27.80%   (8/93-5/94)        4.18    31.91    68.10      10.06    23.28      32.16
                                                            (11 Months)
Rex Trading System.................   78.84%  (9/90-9/96*)       (3.51)  (27.37)  (13.07)    (12.49)  (10.37)    (18.54)
                                                            (11 Months)
Siren Trading System...............   21.99%  (7/93-10/93)       23.31     1.41    25.12      37.88     9.45      (1.39)
                                                            (11 Months)
XLIM Trading Approach..............   29.10%   (8/93-1/95)       (6.53)   31.06    31.28     (19.68)   22.30       8.36
                                                            (11 Months)                   (5 Months)          (3 Months)
MTECH Trading Approach.............   21.37%   (8/93-2/94)       (6.34)   45.73    53.22      21.68    32.48      25.13
                                                            (11 Months)
CFM Trading Program................   31.83%   (8/93-9/94)       (5.79)   31.66    24.52     (10.51)   29.49         --
                                                            (11 Months)
Currency Trading Program...........   25.32%   (7/93-8/94)       10.86    (0.37)   28.55     (10.26)   (8.59)     16.96
                                                            (11 Months)
Primary Trading Program............   22.52%   (5/96-7/96)        9.76    14.45    56.76      22.70    16.79         --
                                                            (11 Months)
Atlas Trading System...............   46.67%  (10/90-5/92)          --       --       --         --       --      18.29

       ---------------------------
       Notes follow Table

           PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                          WILLOWBRIDGE ASSOCIATES INC.
                           NOTES TO TABLES A AND A-1

     (a) "Draw-Down" is defined as losses experienced by an account over a specified period of time.

     (b) "Largest Monthly Draw-Down" is the largest monthly trading loss experienced by any account in the program in any calendar month covered by the table, expressed as a percentage of the total equity and includes the month and year of such draw-down.

     In reviewing its accounts to determine the worst draw-down figures for any account included in the composite capsules, Willowbridge has excluded accounts in any month during which the account has (a) been opened or closed, (b) experienced material additions or withdrawals, or (c) been phased in or out of trading a full portfolio, in order to obtain representative figures.

     (c) "Largest Peak-to-Valley Draw-Down" is the greatest cumulative percentage decline in month-end net asset value (regardless of whether it is continuous) due to trading losses sustained by any account in the trading program during a period covered by the table, in which the initial month-end net asset value of such peak-to-valley draw-down is not equaled or exceeded by any subsequent month's ending net asset value of the account, expressed as a percentage of total equity. The months and year(s) of such decline from the initial month-end net asset value to the lowest month-end net asset value are indicated. In the case where the trading program is in a current draw-down, or was in a current draw-down when the trading program closed, the month of the lowest net asset value of such draw-down is disclosed followed by an asterisk (*).

     In reviewing its accounts to determine the worst draw-down figures for any account included in the composite capsules, Willowbridge has excluded accounts in any month during which the account has (a) been opened or closed, (b) experienced material additions or withdrawals, or (c) been phased in or out of trading a full portfolio, in order to obtain representative figures.

     For purposes of the Largest Peak-to-Valley Draw-Down calculation, any draw-down which began prior to the beginning of the most recent five calendar-year period is deemed to have occurred during such five calendar-year period.

     (d) "Annual (or Period) Rate of Return" is calculated by compounding the Monthly ROR (as described below) over the months in a given year, i.e., each Monthly ROR, in hundredths, is added to one (1) and the result is multiplied by the subsequent Monthly ROR similarly expressed. One is then subtracted from the product and the result is multiplied by one hundred (100). The Compound Average Annual Rate of Return is similarly calculated except that before subtracting one
(1) from the product, the product is exponentially changed by the factor of one
(1) divided by the number of years in the performance summary and then one (1) is subtracted. The Compound Average Annual Rate of Return appears on Table A.

     Monthly Rate of Return ("Monthly ROR") in the accompanying performance capsules for Argo (beginning January 1992), Vulcan (beginning July 1994), Titan (beginning July 1995), Siren (beginning April 1995), CFM (beginning January
1993), Currency (beginning January 1992) and Primary (beginning August 1995), have been calculated using the Fully Funded Subset Method of computing rate of return and presenting performance disclosure, pursuant to an Advisory published by the CFTC. To qualify for use of the Fully Funded Subset method, the Advisory requires that certain computations be made in order to arrive at the Fully Funded Subset and that the accounts for which performance is so reported meet two tests which are designed to provide assurance that the Fully Funded Subset and the resultant rates of return are representative of the trading program. Willowbridge has performed these tests starting in the periods disclosed above. Additionally, with respect to the performance capsules for the systems and programs noted above, "notional" funds were not traded prior to the respective Fully Funded Subset Method implementation dates as noted above.

     Under the Fully Funded Subset Method, Monthly ROR has been calculated by dividing net performance of the Fully Funded Subset by the beginning equity of the Fully Funded Subset, except in periods of significant additions or withdrawals to the accounts in the Fully Funded Subset. In such instances, the Fully Funded Subset is adjusted to exclude accounts with significant additions or withdrawals which would materially distort the rate of return pursuant to the Fully Funded Subset method.

     Otherwise, monthly rate of return is calculated by dividing net performance by beginning equity adjusted by the value of additions and withdrawals pursuant to the time-weighted method.

     The following matrix is provided to show the relationship between rate of return and the various funding levels that may exist in a program.

 ACTUAL
 RATE OF
RETURN(1)                    RATES OF RETURN BASED ON VARIOUS FUNDING LEVELS(3)
---------     ----------------------------------------------------------------------------------
   20.00%       20.00%      26.67%      30.00%      40.00%       50.00%       60.00%      100.00%
   15.00%       15.00%      20.00%      22.50%      30.00%       37.50%       45.00%       75.00%
   10.00%       10.00%      13.33%      15.00%      20.00%       25.00%       30.00%       50.00%
    5.00%        5.00%       6.67%       7.50%      10.00%       12.50%       15.00%       25.00%
    0.00%        0.00%       0.00%       0.00%       0.00%        0.00%        0.00%        0.00%
   -5.00%       -5.00%      -6.67%      -7.50%     -10.00%      -12.50%      -15.00%      -25.00%
  -10.00%      -10.00%     -13.33%     -15.00%     -20.00%      -25.00%      -30.00%      -50.00%
  -15.00%      -15.00%     -20.00%     -22.50%     -30.00%      -37.50%      -45.00%      -75.00%
  -20.00%      -20.00%     -26.67%     -30.00%     -40.00%      -50.00%      -60.00%     -100.00%
  -25.00%      -25.00%     -33.33%     -37.50%     -50.00%      -62.50%      -75.00%     -125.00%
  -30.00%      -30.00%     -40.00%     -45.00%     -60.00%      -75.00%      -90.00%     -150.00%
  -35.00%      -35.00%     -46.67%     -52.50%     -70.00%      -87.50%     -105.00%     -175.00%
  -40.00%      -40.00%     -53.33%     -60.00%     -80.00%     -100.00%     -120.00%     -200.00%
              ----------------------------------------------------------------------------------
               100.00%      75.00%      66.67%      50.00%       40.00%       33.33%       20.00%

                                              LEVEL OF FUNDING(2)

---------------
Footnotes to Matrix:

(1) This column represents the range of actual rates of return for fully funded accounts reflected in the accompanying performance capsule.
(2) This represents actual funds divided by the fully funded trading level expressed as a percentage. Funding levels displayed in the matrix include the most common funding percentages utilized by the accounts and the lowest level of the funding allowed by Willowbridge Associates Inc.
(3) These columns represent the rate of return experienced by an account at various levels of funding traded by the trading advisor. The rates of returns for accounts that are not fully funded are inversely proportional to the actual rates of return based on the percentage of level of funding.

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

GENERAL NOTES TO PERFORMANCE CAPSULES

     Brokerage commissions charged to accounts in the performance capsules may vary substantially. Not all accounts earn interest income. Monthly or quarterly management fees and quarterly or annual incentive fees charged may vary between accounts. Some accounts are not charged a management fee. Certain accounts paid specific fees unrelated to Willowbridge's trading that were treated as expenses. Beginning July 1, 1995, such unrelated fees are reflected in the performance capsules as withdrawals.

     The composite rates of return indicated should not be taken as representative of any rate of return actually achieved by any single account represented in the records. An investor should note that in a presentation of past performance data, different accounts, even though traded according to the same Strategy or Program, can have varying investment results. The reasons for this are numerous material differences among accounts: (a) procedures governing time for the commencement of trading and means of moving toward full portfolio commitment of new accounts; (b) the period during which accounts are active; (c) leverage employed; (d) the size of the account, which can influence the size of the positions taken and restrict the account from participating in all markets available to a Strategy or Program; (e) the amount of interest income earned by an account, which will depend on the rates paid by an FCM on equity deposits and/or on the portion of an account invested in interest-bearing obligations such as U.S. Treasury bills; (f) the amount of management fees and incentive fees and the amount of brokerage commissions; (g) the timing of orders to open or close positions; (h) the market conditions, which in part determine the quality of trade executions; and (i) trading instructions and restrictions of the client. Notwithstanding these material differences among accounts, the composites remain valid representations of the accounts included therein.

Additionally, the Strategy or Program used (although all accounts may be traded in accordance with the same Strategy or Program, such Strategy or Program may be modified periodically as a result of ongoing research and development by Willowbridge), may have an affect on performance results.

                                    TABLE B
                            SUPPLEMENTAL PERFORMANCE
                         WILLOWBRIDGE ASSOCIATES, INC.
                        PRO FORMA AND ACTUAL PERFORMANCE
                              ARGO TRADING PROGRAM
                     JANUARY 1992 THROUGH NOVEMBER 30, 1997

                                                              Percentage Monthly Rate of Return
---------------------------------------------------------------------------------------------------------------------
                                           Actual                              Pro Forma Performance(ii)
                                        Performance(i)
                                        -----------------------------------------------------------------------------
                                            1997         1996         1995         1994         1993         1992
---------------------------------------------------------------------------------------------------------------------
 January...............................      7.36         3.27        (5.36)       (9.47)       (9.27)       (7.95)
 February..............................      8.68       (16.93)       11.27        (7.27)       18.38        (2.63)
 March.................................      0.01         6.47        17.67         6.86        (0.18)       (5.37)
 April.................................     (0.19)       17.66         8.26        (2.74)        3.37        (0.62)
 May...................................     (4.98)       (9.13)        4.63        16.32         1.01        (0.72)
 June..................................     (2.06)       (1.73)       (1.84)       11.23         5.26         5.33
 July..................................      9.00       (14.82)       (1.45)        3.30         3.21        18.81
 August................................    (13.42)        2.33         1.42        (2.57)       (7.60)       12.07
 September.............................     (4.90)        2.95        (2.76)        1.32        (9.10)       (5.94)
 October...............................     (2.15)       11.96         4.65         1.28        (4.61)       (3.18)
 November..............................      3.75        20.30         2.56         1.13         5.46         6.18
 December..............................      -           (5.63)        6.83        (0.53)       10.75         1.40

Annual (or Period) Rate of Return.....     (1.25)%       9.46%       53.54%       17.28%       13.80%       15.08%
-------------------------------------------------------------------------------------------------------------------
                                                         d Average Annual Rate of Return (1/1/92-11/30/97)   17.13%
-------------------------------------------------------------------------------------------------------------------
 Largest Monthly Draw-Down:
  Past Five Years and Year-to-Date                                       16.93    (2/96)
  For the Period May 1997 through November 1997                          13.42    (8/97)
 Largest Peak-to-Valley Draw-Down:
  Past Five Years and Year-to-Date                                       23.94    (5/96-7/96)
  For the Period May 1997 through November 1997                          19.43    (8/97-10/97*)

 (i) Represents the actual performance of this portfolio as traded for the Partnership for the period May 1997 (when Willowbridge began trading for the Partnership) through November 30, 1997.

(ii) Represents pro forma performance based upon the advisor's composite performance. See Notes to Table B.

--------------------
Notes follow Table

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                   NOTES TO TABLES B AND B-1 FOR ALL ADVISORS

     Table B and, where applicable, Table B-1 were prepared by the General Partner and present the results of applying certain arithmetical calculations to various figures in each Advisor's composite performance record for the program or portfolio which will be traded for the Partnership in order to indicate approximately what the month-to-month effect on such figures would have been had the accounts in question been charged the brokerage, management and incentive fees which will be paid by the Partnership, as opposed to the brokerage commissions and management and incentive fees which they did in fact pay, and received interest income on 80% of account equity. Adjustments for pro forma other expenses and continuous offering expenses were made to each of the Tables B and B-1, where applicable, based upon an assumed average partnership size of $120 million. Beginning with February 1996 for JWH and Millburn, and May 1997 for ARA and Willowbridge, Tables B and B-1 present the actual performance of each respective Advisor's trading on behalf of the Partnership. The pro forma calculations are made on a month-to-month basis, i.e., the pro forma adjustment to trading profits (losses), brokerage commissions, management and incentive fees and interest income in one month does not affect the actual figures which are used in the following month for making the similar pro forma calculations for that period, except for pro forma incentive fees as described in Note 4. Accordingly, the pro forma tables do not reflect on a cumulative basis the effect of the difference between the fees to be charged to and interest earned by the Partnership and the fees and commissions charged to and interest earned by the Partnership and the fees and commissions charged to and interest earned by the accounts in the actual performance tables.

1. Pro forma brokerage fees for each month have been calculated by adding the sum of (a) actual ending equity, actual management and incentive fees, actual brokerage commissions, actual other expenses and pro forma interest income minus actual interest income (the "Base Amount"), and (b) multiplying the result by 1/2 of 1%, plus estimated NFA, exchange, "give-up" and floor brokerage fees.

2. Pro forma management fees for each month have been calculated by taking the Base Amount, subtracting pro forma brokerage fees and multiplying the result by 1/6 of 1% for all Advisors except JWH, which has been calculated using 1/3 of 1%.

3. Pro forma other expenses have been calculated by taking the Base Amount, subtracting pro forma brokerage fees and pro forma management fees and multiplying the result by 1/12 of .61%.

4. Pro forma incentive fees have been calculated by: (a) adding to the actual net performance, actual management and incentive fees, actual brokerage commissions and actual other expenses, (b) subtracting actual interest income, pro forma brokerage fees, pro forma management fees and pro forma other expenses, and (c) multiplying the resulting figure by 20% for all Advisors except JWH, which has been calculated using 15%. Pro forma incentive fees were calculated on a monthly basis (in accordance with generally accepted accounting principles) and as to reflect the reversal of previously accrued incentive fees when profits sufficient to generate incentive fees are recognized as of the end of an interim month in a quarter but lost in a subsequent month in such quarter. In the case where there is cumulative negative net performance, which must be reversed before an incentive fee becomes payable, and there are net withdrawals, the cumulative negative net performance amount has been proportionately reduced.

5. Pro forma interest income has been calculated by: (a) adding actual beginning equity to the sum of: actual ending equity, actual management and incentive fees, actual brokerage commissions and actual other expenses, (b) subtracting actual interest income, (c) dividing this sum by two, (d) multiplying by 80% and (e) then multiplying the result by the monthly historical 30-day Treasury bill rate. For purposes of the calculation of pro forma interest income, Partnership interest was estimated using historical 30-day Treasury bill rates of the time period presented on Tables B and B-1. Such rates are higher than current 30-day Treasury bill rates that will be used to calculate Partnership interest income. The application of historical rates may compare more closely to the interest income reflected in the Advisors' performance tables which was most likely earned at the then prevailing interest rates of a particular time period.

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

6. Pro forma monthly rate of return ("Pro Forma Monthly ROR") equals pro forma net performance divided by the actual beginning equity (from the historical performance tables) or equity adjusted for material additions and withdrawals, where applicable. Beginning with February 1996 for JWH and Millburn and May 1997 for ARA and Willowbridge, rate of return as indicated on Table B, or where applicable, Table B-1, reflects the actual trading results as experienced by each respective Advisor on behalf of the Partnership ("Monthly ROR").

7. Pro forma annual rate of return equals the Pro Forma Monthly ROR or Monthly ROR compounded over the number of periods in a given year, i.e., each Pro Forma Monthly ROR or Monthly ROR in hundredths is added to one (1) and the result is multiplied by the previous period's Pro Forma Monthly ROR or Monthly ROR similarly expressed. One is then subtracted from the product. The Compound Average Annual Rate of Return for the entire period presented is similarly calculated except that before subtracting one (1) from the product, the product is exponentially changed by the factor of one (1) divided by the number of years in the period presented and then one (1) is subtracted. The compound average annual rate of return for the entire period appears as the last entry in the column.

8. "Largest Monthly Draw-Down" is the largest pro forma monthly loss experienced by the program on a composite basis in any calendar month expressed as a percentage of the total equity in the program and includes the month and year of such draw-down.

9. "Largest Peak-to-Valley Draw-Down" is the greatest cumulative pro forma percentage decline in month-end net asset value (regardless of whether it is continuous) due to losses sustained by the trading program during a period in which the initial composite month-end net asset value is not equaled or exceeded by a subsequent composite month-end net asset value. The months and year(s) of such decline are indicated.

     In the case where the trading program is in a current draw-down, the month of the lowest net asset value of such draw-down is disclosed followed by an asterisk (*).

                               INCOME TAX ASPECTS

CAPITAL GAIN (PAGE 104)

     The Taxpayer Relief Act of 1997 made certain changes to the Code with respect to taxation of long-term capital gains earned by taxpayers other than a corporation. In general, for sales made after May 6, 1997, the maximum tax rate for individual taxpayers on net long-term capital gains is lowered to 20% for most assets. This 20% rate applies to sales on or after July 29, 1997 only if the asset was held for more than 18 months at the time of disposition. Capital gains on the disposition of assets on or after July 29, 1997 held for more than one year and up to 18 months at the time of disposition will be taxed as "mid-term gain" at a maximum rate of 28%. A rate of 18% instead of 20% will apply after December 31, 2000 for assets held for more than five years. However, the 18% rate applies only to assets acquired after December 31, 2000 unless the taxpayer elects to treat an asset held prior to such date as sold for fair market value on January 1, 2001. In the case of individuals whose ordinary income is taxed at a 15% rate, the 20% rate is reduced to 10% and the 10% rate for assets held for more than five years is reduced to eight percent. The 60% portion of gain of Section 1256 contracts that is treated as long-term capital gains is eligible for the reduced rates for gains on assets held more than 18 months.

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